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As filed with the Securities and Exchange Commission on January 9, 2004

Registration No. 333-108616

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0617894 (I.R.S. Employer Identification Number)

118-29 Queens Boulevard
Forest Hills, New York 11375
(718) 709-3026
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

James G. Hnat
General Counsel
118-29 Queens Boulevard
Forest Hills, New York 11375
(718) 709-3026
(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:
Richard F. Langan, Jr.
Bruce E. Rosenthal
Nixon Peabody LLP
437 Madison Avenue
New York, New York 10022
(212) 940-3000

Approximate date of commencement of proposed sale to the public:
From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

$175,000,000

3 1/2% CONVERTIBLE NOTES DUE 2033 AND
SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

The Notes and Common Stock

  •
  On July 15, 2003, we issued and sold $175,000,000 aggregate principal amount of our 3 1/2% Convertible Notes due 2033 in a private offering.

  •
  Interest on the notes is payable on January 15 and July 15 of each year, beginning January 15, 2004.

  •
  The notes mature on July 15, 2033 unless earlier converted, redeemed or repurchased.

  •
  The selling security holders identified in this prospectus will use this prospectus to resell the notes and the underlying shares of our common stock issuable upon conversion of the notes. If required, we will set forth the names of any other selling security holders in a post-effective amendment to the registration statement of which this prospectus is a part.

  •
  We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling security holders. The notes and the shares of common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, shares of our common stock may be offered from time to time through ordinary brokerage transactions on the Nasdaq National Market. See "Plan of Distribution."

Conversion of the Notes

  •
  Holders may convert the notes into shares of our common stock at a conversion rate of 23.52945 shares per $1,000 principal amount of notes, as adjusted to reflect the three-for-two split of our common stock completed on November 20, 2003 described in this prospectus and subject to further adjustment, before the close of business on July 15, 2033 only under the following circumstances:

  (1)
  during any fiscal quarter commencing after September 30, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter;

  (2)
  during the five business day period after any five consecutive trading day period in which the trading price per note for each day of that period was less than 95% of the product of the closing sale price of our common stock and the conversion rate;

  (3)
  if the notes have been called for redemption; or

  (4)
  upon the occurrence of certain corporate transactions.

Redemption and Repurchase of the Notes

  •
  On or after July 18, 2006, we may redeem any of the notes at a redemption price of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest, if the closing price of our common stock on the Nasdaq National Market has exceeded 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days.

  •
  Beginning July 18, 2008, we may redeem any of the notes at any time at a redemption price of 100% of the principal amount of the notes, plus accrued and unpaid interest.

  •
  Holders may require us to repurchase the notes on July 15 of 2008, 2013, 2018, 2023 and 2028 or upon the occurrence of certain designated events at a repurchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest.

Ranking of the Notes

  •
  The notes are our senior unsecured debt and rank equal in right of payment with all of our other existing and future senior unsecured debt. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, the notes effectively rank junior in right of payment to the existing and future liabilities of our subsidiaries.

Listing

  •
  The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of The National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange.

  •
  Our common stock is traded on the Nasdaq National Market under the symbol "JBLU." On January 8, 2004, the reported last sale price of our common stock on the Nasdaq National Market was $25.67 per share.

Investing in the notes and our common stock involves risks. See "Risk Factors" beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

January 9, 2004

IMPORTANT NOTICE TO READERS

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, the selling security holders may, from time to time, offer notes or shares of our common stock issued upon conversion of the notes owned by them. Each time the selling security holders offer notes or common stock under this prospectus, they are required to provide to potential investors a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus, and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See "Where You Can Find More Information" for more information.

        You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from the information contained in or incorporated by reference in this prospectus. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus or in any document incorporated by reference is accurate as of any date other than the date of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our securities occurs.

        In this prospectus, we use the terms "JetBlue," "we," "us" and "our" to refer to JetBlue Airways Corporation.

        JETBLUE and JETBLUE AIRWAYS are registered service marks of JetBlue Airways Corporation in the United States and other countries. This prospectus also contains trademarks and tradenames of other companies.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Statements in this prospectus and in documents incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which represent our management's beliefs and assumptions concerning future events. When used in this prospectus and in documents incorporated by reference, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and our expectations, beliefs, intentions or future strategies that are signified by the words "expects", "anticipates", "intends", "believes" or similar language. These forward-looking statements are subject

i

to risks, uncertainties and assumptions that could cause our actual results and the timing of certain events to differ materially from those expressed in the forward-looking statements. It is routine for our internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections, beliefs and assumptions upon which we base our expectations may change prior to the end of each quarter or the year. Although these expectations may change, we may not inform you if they do. Our policy is generally to provide our expectations only once per quarter, and not to update that information until the next quarter.

        You should understand that many important factors, in addition to those discussed or incorporated by reference in this prospectus, could cause our results to differ materially from those expressed in the forward-looking statements. Potential factors that could affect our results include those described in this prospectus under "Risk Factors." In light of these risks and uncertainties, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.

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PROSPECTUS SUMMARY

        This summary highlights selected information about our company and this offering. This summary is not complete and does not contain all of the information that may be important to you. You should read carefully this entire prospectus, including the "Risk Factors" section, and the other documents we refer to and incorporate by reference for a more complete understanding of us and this offering. In particular, we incorporate important business and financial information in this prospectus by reference.

JETBLUE AIRWAYS

        JetBlue Airways Corporation is a low-fare, low-cost passenger airline that provides high-quality customer service primarily on point-to-point routes. We focus on serving markets that previously were underserved and/or had high average fares, and we have a geographically diversified flight schedule that includes both short-haul and long-haul routes. We intend to maintain a disciplined growth strategy by increasing frequency on our existing routes and entering new markets.

        We commenced service in February 2000 and established our primary base of operations at New York's John F. Kennedy International Airport, or JFK. In August 2001, we began service at our West Coast base of operations, Long Beach Municipal Airport, which serves the Los Angeles area. As of September 30, 2003, we operated 186 flights per day and we have flown over sixteen million passengers since commencing operations. JetBlue is the 11th largest passenger carrier in the United States based on revenue passenger miles for the year ended December 31, 2002.

        We are scheduled to add to our current operating fleet of 53 Airbus A320 aircraft, 100 new A320 aircraft and 100 new EMBRAER 190 aircraft by the end of 2011. We have an experienced management team and a strong company culture with a highly productive and incentivized workforce that strives to offer high-quality customer service, while at the same time operating efficiently and keeping costs low. We have been able to maintain low operating costs because we utilize our aircraft efficiently, our workforce is productive and we have low distribution costs. Our widely available low fares are designed to stimulate demand and we have demonstrated our ability to increase passenger traffic in the markets we serve. In addition, we offer our customers a differentiated product, including new aircraft, low fares, leather seats, free LiveTV (a 24-channel satellite TV service with programming provided by DIRECTV®) at every seat, pre-assigned seating and reliable operating performance.

        Through the third quarter of 2003, we have had 11 consecutive quarters of profitability. We had net income of $84.4 million for the nine months ended September 30, 2003 and $54.9 million for the year ended December 31, 2002. For the same periods, our operating margin was 18.2% and 16.5%, respectively.

Recent Developments

        December Traffic.    For the month ended December 31, 2003, our load factor was 82.2%, a decrease of 2.7 points from 2002, available seat miles were 1.3 billion, an increase of 48.2% from 2002, and revenue passenger miles were 1.1 billion, an increase of 43.6% from 2002. For the year ended December 31, 2003, our load factor was 84.5%, an increase of 1.5 points from 2002, available seat miles were 13.6 billion, an increase of 65.5% from 2002, and revenue passenger miles were 11.5 billion, an increase of 65.6% from 2002.

        Improved Customer Product.    As part of our continuing effort to improve our customers' flying experience, we announced on January 7, 2004 that we will add up to 100 channels of digital satellite radio free of charge and offer movie channels for a nominal fee. The enhanced in-flight system is expected to be introduced on all of our Airbus A320 aircraft in 2004 and on our new fleet of EMBRAER 190 aircraft as they are introduced into service beginning in 2005.

        JFK Update.    During September 2003, we reached an agreement with the Port Authority of New York and New Jersey on the terms of a lease for the use of Terminal 6 and the adjoining ramp area, which include minimum rental payments of approximately $1.0 million per month through November 2006. We are awaiting execution of this lease by the Port Authority. In addition, discussions have continued with the Port Authority and the Federal Aviation Administration, or FAA, regarding the construction of a new terminal at JFK. If an agreement is reached, we plan to build a new terminal with occupancy projected in mid-2007.

        In October 2003, the Port Authority and the City of New York reached an agreement that extends the Port Authority's lease for JFK and LaGuardia Airports through 2050 and will require a nearly $700 million payment by the Port Authority to the City of New York at closing and increased rents thereafter. Independently, negotiations are ongoing to extend the use agreement that the airlines have with the Port Authority for the non-exclusive use of runways, taxiways and other facilities at these two airports, which expired on December 31, 2003. The impact on us of these new agreements is currently unknown, but could result in significantly increased operating costs at JFK.

        Stock Split.    On October 6, 2003, our Board of Directors declared a three-for-two split of our common stock. The additional shares resulting from the split were distributed on November 20, 2003 to stockholders of record at the close of business on November 10, 2003. The stock split was effected pursuant to a stock dividend. Upon the completion of this split, the number of shares of common stock issuable upon conversion of the notes was increased from 15.6863 to 23.52945 shares per $1,000 principal amount of notes.

        Universal Shelf Registration.    On October 7, 2003, we filed a registration statement on Form S-3 with the SEC, File No. 333-109546, which, when effective, will permit us to offer up to $750 million aggregate amount of common stock, preferred stock, debt securities and/or pass through certificates. This registration statement has not yet become effective and we have not issued or offered any securities related to it.

Corporate Information

        JetBlue was incorporated in Delaware in August 1998. Our principal executive offices are located at 118-29 Queens Boulevard, Forest Hills, New York 11375 and our telephone number is (718) 286-7900. Our website address is www.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

THE OFFERING

Securities Offered	$175,000,000 principal amount of 3 1/2% Convertible Notes due 2033. We issued $175,000,000 aggregate principal amount of 3 1/2% Convertible Notes due 2033 in a private offering in July 2003. The selling security holders identified in this prospectus may offer from time to time up to $175,000,000 principal amount of the notes and all of the shares of our common stock issuable upon conversion of the notes.
Maturity Date	July 15, 2033.
Interest	3 1/2% per annum on the principal amount, payable semi-annually in arrears in cash on January 15 and July 15 of each year, beginning January 15, 2004.
Conversion
Holders of notes may convert the notes into shares of our common stock at a conversion rate of 23.52945 shares per $1,000 principal amount of notes, as adjusted to reflect the three-for-two split of our common stock described under "—Recent Developments" and subject to further adjustment, prior to the close of business on the final maturity date only under the following circumstances:
•
during any fiscal quarter commencing after September 30, 2003 if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; or
•
during the five business day period after any five consecutive trading day period in which the trading price per note for each day of such period was less than 95% of the product of the closing sale price of our common stock and the number of shares of our common stock issuable upon conversion of $1,000 principal amount of the notes; or
	•	if the notes have been called for redemption; or
	•	upon the occurrence of specified corporate events described under "Description of Notes."

Redemption
On or after July 18, 2006, we may redeem the notes in whole or in part at a redemption price of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the closing price of our common stock on the Nasdaq National Market has exceeded 150% of the conversion price for at least 20 trading days in any period of 30 consecutive trading days. In addition, beginning July 18, 2008 we may redeem the notes either in whole or in part at any time at a redemption price of 100% of their principal amount, plus accrued and unpaid interest to, but excluding, the redemption date.
Designated Event
If a designated event (as described under "Description of Notes-Repurchase at Option of the Holder Upon a Designated Event") occurs prior to maturity, the holders of the notes may require us to repurchase all or part of the notes at a repurchase price of 100% of the notes' principal amount, plus accrued and unpaid interest.
Repurchase at the Option of the Holder
Holders of notes may require us to repurchase the notes on July 15 of 2008, 2013, 2018, 2023 and 2028 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest. See "Description of Notes-Repurchase at Option of the Holder."
Use of Proceeds	We will not receive any of the proceeds from the resale by the selling security holders of the notes or the common stock issuable upon conversion of the notes. See "Use of Proceeds."
Registration Rights
We filed the shelf registration statement of which this prospectus is a part pursuant to a registration rights agreement, dated as of July 15, 2003, between the initial purchasers of the notes and us. We also agreed to use our reasonable best efforts to have the registration statement declared effective by January 11, 2004 and to use our reasonable best efforts to keep the registration statement effective until either of the following has occurred:
• all securities covered by the registration statement have been sold; or
• the expiration of the applicable holding period with respect to the notes and the underlying common stock under Rule 144(k) under the Securities Act, or any successor provision.

Ranking
The notes are our senior unsecured obligations and rank equal in right of payment with all of our other unsecured and unsubordinated debt from time to time outstanding. Currently, all of our debt, other than the notes, is secured. The notes effectively rank junior in right of payment to our existing and future secured debt to the extent of the value of the assets securing such debt. In addition, the notes effectively rank junior in right of payment to all existing and future liabilities of our subsidiaries.
Listing and Trading
The notes issued in the initial private offering are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages Market, commonly referred to as the PORTAL Market, of The National Association of Securities Dealers, Inc. However, the notes sold using this prospectus will no longer be eligible for trading in the PORTAL system and we cannot guarantee the liquidity or the development of any trading market for the notes. We do not intend to list the notes for trading on any automated interdealer quotation system or national securities exchange. Our common stock is listed on the Nasdaq National Market under the symbol "JBLU."
Indenture and Trustee	We have issued the notes under an indenture, dated as of July 15, 2003, between Wilmington Trust Company, as trustee, and us.
Risk Factors
In analyzing an investment in the notes and the underlying common stock offered by this prospectus, prospective investors should carefully consider, along with other information included or incorporated by reference in this prospectus, the information set forth under "Risk Factors."

        For a more complete description of the terms of the notes and the underlying common stock, see "Description of Notes." For a more complete description of the common stock, see "Description of Capital Stock."

RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risks described below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The market price of the notes offered by this prospectus and trading price of our common stock into which the notes may be converted could decline due to any of these risks, and you may lose all or part of your investment. In addition, please read "Special Note About Forward-Looking Statements" in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.

Risks Related to JetBlue

        Our failure to successfully implement our growth strategy could harm our business.

        Our growth strategy involves increasing the frequency of flights to markets we currently serve, expanding the number of markets served, increasing flight connection opportunities and successfully establishing Long Beach Municipal Airport as our West Coast base of operations. Achieving our growth strategy is critical in order for our business to achieve economies of scale and to sustain or increase our profitability. Increasing the number of markets we serve depends on our ability to access suitable airports located in our targeted geographic markets in a manner that is consistent with our cost strategy. We will also need to obtain additional gates at some of our existing destinations. Any condition that would deny, limit or delay our access to airports we seek to serve in the future will constrain our ability to grow. Opening new markets requires us to commit a substantial amount of resources, even before the new services commence. Expansion will also require additional skilled personnel, equipment and facilities. An inability to hire and retain skilled personnel or to secure the required equipment and facilities efficiently and cost-effectively may affect our ability to achieve our growth strategy. Other airlines have tried to establish a presence at Long Beach and have failed. We cannot assure you that we will be able to successfully expand our existing markets or establish new markets, and our failure to do so could harm our business.

        Expansion of our markets and services may also strain our existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support our operations, requiring us to make significant expenditures in these areas. We expect that we will need to develop further financial, operational and management controls, reporting systems and procedures to accommodate future growth. We cannot assure you that we will be able to develop these controls, systems or procedures on a timely basis, and the failure to do so could harm our business.

        We have a significant amount of fixed obligations and we will incur significantly more fixed obligations, which could hurt our ability to meet our strategic goals and impair our ability to service our fixed obligations, including the notes.

        As of September 30, 2003, our debt of $990 million accounted for 60.8% of our total capitalization. All of our long-term and short-term debt, other than the notes, has floating interest rates. In addition to long-term debt, we have a significant amount of other fixed obligations under operating leases related to our aircraft, airport terminal space, other airport facilities and office space. As of September 30, 2003, future minimum lease payments under noncancelable operating leases with initial or remaining terms in excess of one year were approximately $339 million for 2003 through 2007 and an aggregate of $593 million for the years thereafter.

        As of September 30, 2003, we had commitments of approximately $6.76 billion to purchase 205 additional aircraft over the next eight years, including estimated amounts for contractual price escalations. We will incur additional debt and other fixed obligations as we take delivery of new aircraft and other equipment and continue to expand into new markets. We typically finance our aircraft through either secured debt or lease financing. We have arranged financing for 8 of our 16 A320 deliveries scheduled for the next twelve months and for the first 30 of our EMBRAER 190 deliveries scheduled for 2005 through 2007. Although we believe that debt and/or lease financing should be available for our remaining aircraft deliveries, we cannot assure you that we will be able to secure such financing on terms acceptable to us or at all.

        Our high level of debt and other fixed obligations could:

  •
  impact our ability to obtain additional financing to support capital expansion plans and for working capital and other purposes on acceptable terms or at all;

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  divert substantial cash flow from our operations and expansion plans in order to service our fixed obligations;

  •
  require us to incur significantly more interest or rent expense than we currently do, since all of our debt (other than the notes) has floating interest rates and five of our aircraft leases have variable-rate rent; and

  •
  place us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.

        Our ability to make scheduled payments on our debt and other fixed obligations, including the notes, will depend on our future operating performance and cash flow, which in turn will depend on prevailing economic and political conditions and financial, competitive, regulatory, business and other factors, many of which are beyond our control. We cannot assure you that we will be able to generate sufficient cash flow from our operations to pay our debt and other fixed obligations as they become due, and our failure to do so could harm our business. If we are unable to make payments on our debt and other fixed obligations, including the notes, we could be forced to renegotiate those obligations or obtain additional equity or debt financing. To the extent we finance our activities with additional debt, we may become subject to financial and other covenants that may restrict our ability to pursue our growth strategy. We cannot assure you that our renegotiation efforts would be successful or timely or that we could refinance our obligations on acceptable terms, if at all.

        Our failure to successfully take delivery of, place into service and integrate into our operations the new EMBRAER 190 aircraft we agreed to purchase could harm our business.

        In June 2003, we placed an order for 100 new EMBRAER 190 jet aircraft, with options for an additional 100 new aircraft. Acquisition of an all-new type of aircraft, such as the EMBRAER 190, involves a variety of risks relating to its ability to be successfully placed into service, including:

  •
  difficulties or delays in obtaining the necessary certification from the Brazilian aviation regulatory authority and validation from the FAA as to the aircraft's airworthiness;

  •
  delays in meeting the agreed upon aircraft delivery schedule;

  •
  difficulties in obtaining financing on acceptable terms to complete our purchase of all of the firmly ordered aircraft;

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  inability of the aircraft and all of its components to comply with agreed upon specifications and performance standards; and

  •
  difficulties in outfitting the aircraft with LiveTV.

        In addition, we also face risks in integrating a second type of aircraft into our existing infrastructure and operations, including, among other things, the additional costs, resources and time needed to hire and train new pilots, technicians and other skilled support personnel. Our failure to successfully take delivery of, place into service and integrate into our operations the new EMBRAER 190 aircraft could harm our business.

        Because we have a limited operating history, it is difficult to evaluate an investment in our securities.

        We were incorporated in August 1998 and began flight operations in February 2000. It is difficult to evaluate our future prospects and an investment in our securities because of our limited operating history. Our prospects are uncertain and must be considered in light of the risks, uncertainties and difficulties frequently encountered by companies in the early stage of operations. Historically, there has been a high failure rate among start-up airlines. Our future performance will depend on our ability to implement our growth strategy, react to customer and market demands, maintain adequate control of our expenses and maintain the safety and security of our operations. We cannot assure you that we will successfully address any of these factors, and our failure to do so could harm our business.

        Our results of operations will fluctuate.

        We expect our quarterly operating results to fluctuate in the future based on changes in aircraft fuel and security costs and the timing and amount of maintenance and advertising expenditures. In addition, seasonal variations in weather and traffic affect our operating results from quarter to quarter. The highest levels of traffic and revenue on our routes to and from Florida are generally realized from October through April and on our western routes during the summer. Given our high proportion of fixed costs, this seasonality affects our profitability from quarter to quarter. Many of our areas of operations in the Northeast experience bad weather conditions in the winter, causing increased costs associated with deicing aircraft, cancelled flights and accommodating displaced passengers. Our Florida routes experience bad weather conditions in the summer and fall due to thunderstorms and hurricanes. Due to our geographic area of operations, we are more susceptible to adverse weather conditions along the East Coast than some of our competitors, who may be better able to spread weather-related risks over larger route systems. As we enter new markets, we could be subject to additional seasonal variations.

        Due to the factors described above, quarter-to-quarter comparisons of our operating results may not be good indicators of our future performance. In addition, it is possible that in any future quarter our operating results could be below the expectations of investors and any published reports or analyses regarding JetBlue. In that event, the price of our common stock could decline, perhaps substantially.

        Our maintenance costs will increase as our fleet ages.

        Because the average age of our aircraft is approximately 21 months, our aircraft require less maintenance now than they will in the future. We also currently incur lower maintenance expenses because most of the parts on our aircraft are under multi-year warranties. Our maintenance costs will increase on an absolute basis, on a per seat mile basis and as a percentage of our operating expenses, as our fleet ages and these warranties expire. Although we cannot accurately predict how much our maintenance costs will increase in the future, we expect that they will increase significantly.

        If we are unable to attract and retain qualified personnel at reasonable costs or fail to maintain our company culture, our business will be harmed.

        Our business is labor intensive, with labor costs representing 30.6% and 32.3% of our operating expenses for the year ended December 31, 2002 and for the nine months ended September 30, 2003, respectively. We expect salaries, wages and benefits to increase on a gross basis and these costs could increase as a percentage of our overall costs, which could harm our business. Our growth plans will require us to hire, train and retain a significant number of new employees in the future. From time to time, the airline industry has experienced a shortage of personnel licensed by the FAA, especially pilots and mechanics. We compete against the major U.S. airlines for labor in these highly skilled positions. Many of the major U.S. airlines offer wage and benefit packages that exceed our wage and benefit packages. As a result, in the future, we may have to significantly increase wages and benefits in order to attract and retain qualified personnel or risk considerable employee turnover. If we are unable to hire, train and retain qualified employees at a reasonable cost, we may be unable to complete our growth plans and our business could be harmed.

        In addition, as we hire more people and grow, we believe it may be increasingly challenging to continue to hire people who will maintain our company culture. One of our principal competitive strengths is our service-oriented company culture that emphasizes friendly, helpful, team-oriented and customer-focused employees. Our company culture is important to providing high quality customer service and having a productive workforce that helps keep our costs low. As we grow, we may be unable to identify, hire or retain enough people who meet the above criteria, and our company culture could otherwise be adversely affected by our growing operations and geographic diversity. If we fail to maintain the strength of our company culture, our competitive ability and business may be harmed.

        We rely on maintaining a high daily aircraft utilization rate to keep our costs low, which makes us especially vulnerable to delays.

        One of the key elements of our business strategy is to maintain a high daily aircraft utilization rate, which is the amount of time that our aircraft spend in the air carrying passengers. High daily aircraft utilization allows us to generate more revenue from our aircraft and is achieved in part by reducing turnaround times at airports so we can fly more hours on average in a day. The expansion of our business to include new destinations and more frequent flights on current routes could increase the risk of delays. Aircraft utilization is reduced by delays from various factors, many of which are beyond our control, including, among others, adverse weather conditions, security requirements and unscheduled maintenance. These delays may limit our ability to achieve and maintain profitability as well as damage our reputation.

        Furthermore, high aircraft utilization increases the risk that once an aircraft falls behind schedule during the day, it could remain behind schedule during the remainder of that day and potentially into the next day, which can result in disruption in operating performance leading to passenger dissatisfaction related to delayed or cancelled flights and missed connections.

        We rely heavily on automated systems to operate our business and any failure of these systems could harm our business.

        We depend on automated systems to operate our business, including our computerized airline reservation system, our telecommunication systems and our website. Unlike most other airlines, which issue traditional paper tickets to some or all of their passengers, we issue only electronic tickets. Our website and reservation system must be able to accommodate a high volume of traffic and deliver important flight information. Substantial or repeated website, reservations system or telecommunication systems failures could reduce the attractiveness of our services and could cause our customers to purchase tickets from another airline. Any disruption in these systems could result in the loss of important data, increase our expenses and generally harm our business.

        Our failure to properly integrate LiveTV, LLC could harm our business.

        In September 2002, we acquired all the membership interests of LiveTV, a provider of in-flight entertainment, which is outside our previous line of business. Acquisitions often involve risks, including:

  •
  difficulties in integrating the operations, technologies, products and personnel of LiveTV;

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  diversion of management's attention from normal daily operations of the business;

  •
  the potential loss of key employees of LiveTV;

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  inability to maintain consistent standards, controls, policies and procedures; and

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  insufficient experience in entering into new product or technology markets.

        Our failure to properly integrate the operations of LiveTV could harm our business.

        Our failure or inability to enforce our patents could harm our business.

        One of the unique features of our fleet is the free live television we provide at every seat which was developed by LiveTV, which we now own. We have certain federal patents which are important to maintaining our competitive position in providing this unique product to our customers in-flight. Therefore, we intend to devote the appropriate resources to the protection of our proprietary rights over this developed technology. The protective actions that we take may not be enough to prevent imitation by others, which could harm our business. We believe that Delta, in conjunction with Matsushita Avionics Systems, has begun to provide comparable live satellite TV technology to Delta's new low cost subsidiary.

        We may be subject to unionization, work stoppages, slowdowns or increased labor costs.

        Unlike most airlines, we have a non-union workforce. If our employees unionize, it could result in demands that may increase our operating expenses and adversely affect our profitability. Each of our different employee groups could unionize at any time and require separate collective bargaining agreements. If any group of our employees were to unionize and we were unable to reach agreement on the terms of their collective bargaining agreement or we were to experience widespread employee dissatisfaction, we could be subject to work slowdowns or stoppages. In addition, we may be subject to disruptions by organized labor groups protesting our non-union status. Any of these events would be disruptive to our operations and could harm our business.

        Our lack of a marketing alliance could harm our business.

        Many airlines have marketing alliances with other airlines, under which they market and advertise their status as marketing alliance partners. Among other things, they share the use of two-letter flight designator codes to identify their flights and fares in the computerized reservation systems and permit reciprocity in their frequent flyer programs. We are not a member of any marketing alliance. Our lack of a marketing alliance could harm our business and competitive ability.

        If we fail to comply with financial covenants, some of our financing agreements may be terminated.

        Under some of our financing agreements, we are required to comply with specified financial covenants. We cannot assure you that we will be able to comply with these covenants or provisions or that these requirements will not limit our ability to finance our future operations or capital needs. Our inability to comply with the required financial maintenance covenants or provisions could result in a default under these financing agreements and would result in a cross default under certain of our other financing agreements. In the event of any such default and our inability to obtain a waiver of the default, all amounts outstanding under the agreements could be declared to be immediately due and payable. If we did not have sufficient available cash to pay all amounts that become due and payable, we would have to seek additional debt or equity financing, which may not be available on acceptable terms, or at all. If such financing were not available, we would have to sell assets in order to obtain the funds required to make accelerated payments or risk our aircraft becoming subject to repossession, which could harm our business.

        We are subject to the risks of having a limited number of suppliers for our aircraft, engines and a key component of our in-flight entertainment system.

        To date, one of the elements of our business has been to operate only one type of aircraft equipped with one type of engine. We chose the Airbus A320 because of its reliability, advanced technology and wide cabin space and the IAE International Aero Engines V2527-A5 engine for its reliability and fuel efficiency. Our current dependence on a single type of aircraft and engine for all of our flights makes us particularly vulnerable to any problems associated with the Airbus A320 or the IAE V2527-A5 engine, including design defects, mechanical problems or adverse perception by the public that would result in customer avoidance or an inability to operate our aircraft. In addition, while our recent decision to acquire a new fleet of EMBRAER 190 aircraft may lessen our exposure to this risk, we will likely also become subject to similar sets of risks associated with that type of aircraft after we begin to take delivery of these aircraft in 2005.

        If either of Airbus or IAE were unable to perform its contractual obligations, we would have to find another supplier for a similar type of aircraft or engines. Boeing is the only other manufacturer from whom we could purchase alternate aircraft of the size of the Airbus A320. If we had to purchase aircraft from Boeing, we could lose the benefits described above and we cannot assure you that any replacement aircraft would have the same operating advantages as the Airbus A320. In addition, we cannot assure you that we could purchase engines that would be as reliable and efficient as the V2527-A5, or that we could purchase aircraft or engines in the same time frame as currently expected or at comparable prices. We would incur substantial transition costs, including costs associated with retraining our employees and replacing our manuals. Our operations could also be harmed by the failure or inability of Airbus, IAE or, after we begin taking delivery of their aircraft, Embraer, to provide sufficient parts or related support services on a timely basis.

        One of the unique features of our fleet is that every seat in each of our aircraft is equipped with free LiveTV. An integral component of the system is the antenna, which is supplied to us by EMS Technologies, Inc. We do not know of any other company that could provide us with this equipment and if EMS were to stop supplying us with its antennas for any reason, we could lose one of the unique services that differentiates us from our competitors, and we might have to incur significant costs to procure an alternate supplier.

        Our business is heavily dependent on the New York market and a reduction in demand for air travel in this market would harm our business.

        Our growth has focused and, at least in the near-term, will continue to focus, on adding flights to and from our primary base of operations at JFK in New York City. As of September 30, 2003, approximately 80% of our daily flights had JFK as either their destination or origin. As a result, we remain highly dependent upon the New York market. Our business would be harmed by any circumstances causing a reduction in demand for air transportation in the New York metropolitan area, such as adverse changes in local economic conditions, negative public perception of the city, significant price increases linked to increases in airport access costs and fees imposed on passengers or the impact of past or future terrorist attacks.

        If we fail to use certain airport slots and slot exemptions, we may be required to forfeit these slots and the deposits we paid to hold them.

        The Department of Transportation, or DOT, granted us 75 daily takeoff and landing slot exemptions at JFK in 1999. A slot is an authorization to take off or land at a designated airport within a specified time period. Unlike a slot, our exemption from slot authorization requirements may not be sold, leased, rented or pledged. These slot exemptions phased in at the rate of up to 25 daily slots per year over three years ended February 2003. If we fail to maintain our use of a slot exemption, such slot exemption could be subject to forfeiture. Since JFK is our principal base of operations, our failure to maintain our slot exemptions at JFK could harm our business.

        As a result of a May 2003 settlement with the City of Long Beach and the FAA, we have the use of 22 daily non-commuter departure slots at Long Beach Municipal Airport. If we fail to maintain our use of a departure slot, such unused slot and the deposits associated with it, could be forfeited. Since Long Beach is our West Coast base of operations, any failure by us to maintain our departure slots could harm our business.

        We may face increased competition at JFK which could harm our business.

        Our primary base of operations is JFK, an airport that has traditionally attracted considerably less attention from our competitors for domestic flight activity than either LaGuardia Airport or Newark International Airport because of an industry perception that JFK is primarily an international airport and that the commuting distance from Manhattan to JFK is too far to attract domestic travelers. We disagreed with this perception of JFK and believe that the operational efficiencies associated with conducting our principal base of operations from JFK have contributed to our profitability.

        As a result of our positive experience at JFK, it is possible that our competitors will follow our strategy. Airlines already established at JFK could increase their existing presence at JFK with a greater emphasis on low-fare domestic travel. One example is Delta's recently launched low-fare airline service which intends to provide non-stop service from all three New York area airports, including JFK, to key Florida leisure markets. Other airlines that do not currently have a presence at JFK could try to gain a presence at JFK by seeking slot exemptions from the DOT as we did or purchasing or leasing slots from other airlines. In addition, airlines using fewer than 20 slots or providing regional jet service to small and medium, non-hub airports could easily obtain slot exemptions from the DOT, since such airlines are expressly exempted under the federal rule creating slot restrictions. The requirement to obtain slots or slot exemptions at JFK will expire in 2007, further opening the door to potential competition. In addition, gates are available at JFK, which could create more opportunities for our competitors to increase or establish their presence at JFK. An increase in the amount of direct competition we face at JFK, LaGuardia or Newark, or an increase in congestion and delays at JFK could harm our business.

        Our business could be harmed if we lose the services of our key personnel.

        Our business depends upon the efforts of our Chief Executive Officer, David Neeleman, our President and Chief Operating Officer, David Barger, and a small number of management and operating personnel. We maintain key-man life insurance on Messrs. Neeleman and Barger, which may not be sufficient to cover the costs of recruiting and hiring a replacement chief executive officer or president, much less the loss of their services. We may have difficulty replacing management or other key personnel who leave and, therefore, the loss of the services of any of these individuals could harm our business.

        Our employment agreements with our FAA-licensed personnel provide that we can only terminate these employees for cause and, as a result, it may be difficult to reduce our labor costs during an economic downturn, which could harm our business.

        Our employment agreements with our FAA-licensed personnel, including pilots, technicians and dispatchers, provide that these employees can only be terminated for cause. Each employment agreement is for a term of five years and automatically renews for an additional five-year term unless either the employee or we elect not to renew it by giving notice at least 90 days before the end of the initial term. In the event of a downturn in our business, we are obligated to pay these employees a significant portion of their employment income and to continue their benefits if they do not obtain other aviation employment. As a result, it may be difficult for us to reduce our labor costs during an economic downturn, and our inability to do so could harm our business.

        Our lack of an established line of credit or borrowing facility makes us highly dependent upon our operating cash flows.

        We have no lines of credit, other than a short-term borrowing facility for certain aircraft predelivery deposits, and rely primarily on operating cash flows to provide working capital. Unless we secure a line of credit, borrowing facility or equity financing, we will be dependent upon our operating cash flows to fund our operations and to make scheduled payments on our debt and other fixed obligations. If we fail to generate sufficient funds from operations to meet these cash requirements or are unable to secure a line of credit, other borrowing facility or equity financing, we could default on our debt and other fixed obligations. Our inability to meet our obligations as they become due would materially restrict our ability to grow and seriously harm our business and financial results.

        Our inability to obtain approval to operate more aircraft from the FAA and the DOT would materially restrict our growth.

        We must obtain the approval of the FAA and the Department of Transportation, or DOT, to operate aircraft domestically. We currently have approval from the FAA and the DOT to operate 70 aircraft through March 2005. Our growth plans and aircraft purchase commitments contemplate operating considerably more than 70 aircraft. As the number of our operating aircraft grows nearer this 70 aircraft restriction, we will need to submit an application to the DOT for authorization to increase the size of our fleet beyond 70 aircraft. We cannot assure you that such authorization, when it is applied for, will be granted to us. The failure of the FAA and the DOT to grant us approval to operate additional aircraft would materially restrict our ability to grow and to increase revenues and cash flow.

        We could be subject to liability arising from claims or other actions relating to our handling of customer data.

        Through our computerized reservation system, we are provided with and maintain data regarding our customers and their travel itineraries. Various federal and state laws and regulations impose limitations on the dissemination of that information by us. In addition, we have adopted a privacy policy concerning our customer information gathering and dissemination practices, including the protection of financial and personal information collected on our website.

        Beginning September 2003, we became aware that several lawsuits were commenced against us in the 3rd Judicial District Court of Utah, San Diego Superior Court, the U.S. District Court for the Central District of California, the U.S. District Court for the Eastern District of New York and the U.S. District Court for the Southern District of Florida, alleging various causes of action, including fraudulent misrepresentation, breach of contract, violation of privacy rights, as well as violations of consumer protection statutes and federal electronic communications laws. These claims arose out of our providing access to limited customer data to a government contractor in connection with a test project for military base security. On September 22, 2003, a public interest organization filed a complaint with the U.S. Federal Trade Commission requesting an injunction, investigation, civil monetary penalties and other relief against us and others that supplied data to the government contractor alleging deceptive trade practices relating to the disclosure of personal information. Other parties, including other governmental agencies, are conducting inquiries, and may commence proceedings or file claims with respect to this matter. Since the litigation and inquiries are in their early stages, we are unable to determine the impact they may have upon us.

Risks Associated with the Airline Industry

        The airline industry tends to experience adverse financial results during general economic downturns and recent airline financial results may lead to significant changes in our industry.

        Since a substantial portion of airline travel, for both business and leisure, is discretionary, the industry tends to experience adverse financial results during general economic downturns. The airline industry has been experiencing a decline in traffic, particularly business traffic, due to slower general economic conditions beginning in 2000 and more recently, from the lingering impact of the terrorist attacks of September 11, 2001, the war in Iraq and the outbreak of severe acute respiratory syndrome. The industry experienced record losses for the year ended 2001 and the major U.S. airlines reported net losses of more than $11 billion in 2002.

        In response to these adverse financial results, some airlines have been reexamining their traditional business models and have taken actions in an effort to increase profitability, such as reducing capacity and rationalizing fleet types, furloughing or terminating employees, limiting service offerings, attempting to renegotiate labor contracts and reconfiguring flight schedules, as well as other efficiency and cost-cutting measures. However, despite these business model adjustments, financial losses have continued and US Airways and United Air Lines filed for Chapter 11 bankruptcy protection in 2002. Additional airline bankruptcies and restructurings may occur, potentially resulting in substantial change in our industry, which could adversely affect our business.

        The 2001 terrorist attacks seriously harmed our industry and the increased risk of additional attacks, prolonged military involvement or other hostilities in Iraq, the Middle East or other regions may harm our industry in the future.

        The terrorist attacks of September 11, 2001 and their aftermath have negatively impacted the airline industry. The primary effects experienced by the airline industry included substantial loss of passenger traffic and revenue, increased security and insurance costs, increased concerns about future terrorist attacks, airport delays due to heightened security, and significantly reduced yields due to the drop in demand for air travel. Industry-wide demand for air travel has increased but has not yet returned to pre-September 2001 levels.

        Additional terrorist attacks, the fear of such attacks, increased hostilities or prolonged military involvement in Iraq, the Middle East or other regions could negatively impact the airline industry, and result in further decreased passenger traffic and yields, increased flight delays or cancellations associated with new government mandates, as well as increased security, fuel and other costs. We cannot assure you that these events will not harm our industry or our business.

  Increases in fuel costs would harm our business.

        Fuel costs constitute a significant portion of our total operating expenses (14.4% and 17.7% for the year ended December 31, 2002 and the nine months ended September 30, 2003, respectively). Significant increases in fuel costs would harm our financial condition and results of operations. We estimate that for 2002, a one cent increase in the price per gallon of fuel expense would have increased our fuel expense by $1.06 million.

        Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel availability is also subject to periods of market surplus and shortage and is affected by demand for both home heating oil and gasoline. Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty. In the event of a fuel supply shortage, higher fuel prices or the curtailment of scheduled service could result. Some of our competitors may have more leverage than we do in obtaining fuel. We cannot assure you that increases in the price of fuel can be offset by higher fares. In addition, although we utilize a fuel hedging program, under which we enter into crude oil option contracts and swap agreements to partially protect against significant increases in fuel prices, our fuel hedging program does not protect us against ordinary course price increases and is limited in fuel volume and duration. We cannot assure you that our fuel hedging program is sufficient to protect us against increases in the price of fuel due to inadequate fuel supplies or otherwise.

        Airlines are often affected by factors beyond their control, including weather conditions, traffic congestion at airports and increased security measures, any of which could harm our operating results and financial condition.

        Like other airlines, we are subject to delays caused by factors beyond our control, including adverse weather conditions, air traffic congestion at airports and increased security measures. Delays frustrate passengers, reduce aircraft utilization and increase costs, all of which negatively affect profitability. During periods of fog, snow, rain, storms or other adverse weather conditions, flights may be cancelled or significantly delayed. Cancellations or delays due to weather conditions, traffic control problems and breaches in security could harm our operating results and financial condition.

        Changes in government regulations imposing additional requirements and restrictions on our operations could increase our operating costs and result in service delays and disruptions.

        Airlines are subject to extensive regulatory and legal requirements, both domestically and internationally, that involve significant compliance costs. In the last several years, Congress has passed laws, and the DOT and the FAA have issued regulations relating to the operation of airlines that have required significant expenditures. We expect to continue to incur expenses in connection with complying with government regulations. Additional laws, regulations, taxes and airport rates and charges have been proposed from time to time that could significantly increase the cost of airline operations or reduce the demand for air travel. If adopted, these measures could have the effect of raising ticket prices, reducing revenue and increasing costs. We cannot assure you that these and other laws or regulations enacted in the future will not harm our business.

        The airline industry is characterized by low profit margins and high fixed costs, and we may be unable to compete effectively against other airlines with greater financial resources or lower operating costs.

        The airline industry is characterized generally by low profit margins and high fixed costs, primarily for personnel, aircraft fuel, debt service and rent. The expenses of an aircraft flight do not vary significantly with the number of passengers carried. As a result, a relatively small change in the number of passengers or in pricing could have a disproportionate effect on an airline's operating and financial results. Accordingly, a minor shortfall in expected revenue levels could harm our business.

        In addition, the airline industry is highly competitive and is particularly susceptible to price discounting because airlines incur only nominal costs to provide service to passengers occupying otherwise unsold seats. We currently compete with other airlines on all of our routes. Many of these airlines are larger and have greater financial resources and name recognition or lower operating costs or both than we do. Some of these competitors have chosen to add service, reduce their fares or both, in some of our markets following our entry. Therefore, we may be unable to compete effectively against other airlines that introduce service or discounted fares in the markets that we serve which could harm our business.

        Our insurance costs have increased substantially as a result of the September 11th terrorist attacks, and further increases in insurance costs would harm our business.

        Following the September 11th terrorist attacks, aviation insurers dramatically increased airline insurance premiums and significantly reduced the maximum amount of insurance coverage available to airlines for liability to persons other than passengers for claims resulting from acts of terrorism, war or similar events to $50 million per event and in the aggregate. In light of this development, under the Air Transportation Safety and System Stabilization Act, the government has provided domestic airlines with excess war risk coverage above $50 million up to $3.0 billion per event.

        In December 2002, via authority granted to it under the Homeland Security Act of 2002, the government expanded its insurance program such that airlines could elect either the government's excess third-party coverage or for the government to become the primary insurer for all war risks coverage. While the Emergency War Time Supplemental Appropriations Act of 2003, enacted in April 2003, authorized the government to extend these policies through August 2004, the current policies are in effect until February 8, 2004. It is expected that should the government stop providing war risk coverage to the airline industry, the premiums charged by commercial aviation insurers for this coverage will be substantially higher than the premiums currently charged by the government. Significant increases in insurance premiums would harm our financial condition and results of operations.

  Substantial consolidation in the airline industry could harm our business.

        In recent years, and particularly since its deregulation in 1978, the airline industry has undergone substantial consolidation, and it may undergo additional consolidation in the future. Recent economic conditions and airline financial losses may contribute to further consolidation within our industry. Any consolidation or significant alliance activity within the airline industry could increase the size and resources of our competitors, which, in turn, could adversely affect our ability to compete.

        Our reputation and financial results could be harmed in the event of an accident or incident involving our aircraft.

        An accident or incident involving one of our aircraft could involve repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service, and significant potential claims of injured passengers and others. We are required by the DOT to carry liability insurance. Although we believe we currently maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and we may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of our related insurance coverage would harm our business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that we are less safe or reliable than other airlines, which would harm our business.

Risks Related to this Offering

        The notes effectively rank junior in right of payment to our secured debt and the liabilities of our subsidiaries.

        The notes are our senior unsecured obligations and effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. As of September 30, 2003, we had $990 million of total debt outstanding, all of which, other than the notes, was secured debt. In addition, almost all of the assets that we own secure some portion of our debt. We typically finance our aircraft through either secured debt or lease financing. As a result, we expect that going forward a substantial portion of our total debt, other than the notes, will continue to be secured and almost all of the assets that we own will secure some portion of our debt.

        In addition, the notes are not guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the notes or to make any funds available therefor, whether by dividends, loans or other payments. As a result, the notes effectively rank junior in right of payment to all existing and future debt and other liabilities (including trade payables) of our subsidiaries.

        There may not develop an active public market for the notes, which could limit their market price or the ability to sell them.

        Prior to the effectiveness of the registration statement of which this prospectus is a part, there was no public trading market for the notes. The notes originally issued in the private offering were eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. The notes are not listed on any securities exchange or included in any automated quotation system. We cannot assure you that an active trading market for the notes will develop or, if such market develops, that you will be able to sell your notes.

        If a trading market does not develop or is not maintained, holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a public trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

        We may not have the funds necessary to finance the repurchase of the notes or may otherwise be restricted from making such repurchase if required by holders pursuant to the indenture.

        On July 15 of 2008, 2013, 2018, 2023 and 2028 or in the event of a "designated event" under the indenture, holders may require us to repurchase their notes at a price of 100% of the principal amount of the notes, plus accrued and unpaid interest to the repurchase date. However, it is possible that we will not have sufficient funds available at such time to make the required repurchase of notes. In addition, any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting the repurchase of the notes under certain circumstances, or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the debt, we would not be permitted to repurchase the notes without potentially causing a default under this debt. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

        The price of our common stock historically has been volatile, which may make it difficult for you to resell the notes or the common stock into which the notes are convertible, and the sale of substantial amounts of our common stock and the conversion of the notes could adversely affect the price of our common stock.

        Subject to certain conditions, the notes are convertible into shares of our common stock. The market price of our common stock historically has experienced and may continue to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Any of the following factors could affect the market price of our common stock:

  •
  general market, political and economic conditions;

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  changes in earnings estimates and recommendations by financial analysts;

  •
  our failure to meet financial analysts' performance expectations;

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  changes in fuel prices; and

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  changes in market valuations of other airlines.

        In addition, many of the risks described elsewhere in this "Risk Factors" section could materially and adversely affect our stock price. The trading price of the notes is expected to be affected significantly by the price of our common stock.

        Also, the sale of substantial amounts of our common stock could affect its price. The conversion of some or all of the notes will dilute the ownership interests of existing stockholders and any sales in the public market of common stock issuable upon such conversion could adversely affect the market price of our common stock. Furthermore, the existence of the notes may encourage short selling of our common stock because the conversion of the notes could adversely affect the price of our common stock.

        Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions under our corporate charter, bylaws, option plans, stockholder rights agreement and some of our employment agreements, as well as Delaware law.

        Provisions in our amended and restated certificate of incorporation, our amended and restated bylaws, our stockholder rights agreement and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

  •
  a staggered board of directors, where stockholders elect only a minority of the board each year;

  •
  advance notification procedures for matters to be brought before stockholder meetings;

  •
  a limitation on who may call stockholder meetings;

  •
  a prohibition on stockholder action by written consent; and

  •
  the ability of our board of directors to issue up to 25,000,000 shares of preferred stock without a stockholder vote.

        The issuance of stock under our stockholder rights agreement could delay, deter or prevent a takeover attempt that stockholders might consider in their best interests. We are also subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally that a stockholder who beneficially owns more than 15% of our stock cannot acquire us for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board of directors. In addition, under United States laws and the regulations of the DOT, United States citizens must effectively control us. As a result, our president and at least two-thirds of our board of directors must be United States citizens and not more than 25% of our voting stock may be owned by non-U.S. citizens (although subject to DOT approval, the percent of foreign economic ownership may be as high as 49%). Any of these restrictions could have the effect of delaying or preventing a change in control.

        Furthermore, our employment agreements with our pilots, technicians and dispatchers contain change of control provisions, which could discourage or prevent a change of control. In the event we are sold to or consolidate with another company, we must request that the successor company place these employees on a preferential hiring list. If such employees are not hired by the successor company, they will be entitled to a severance payment of up to one year's salary.

        In addition, all of our currently outstanding options under our 2002 Stock Incentive Plan have a special acceleration feature pursuant to which those options will vest in full in the event we are acquired. The accelerated vesting of our employee stock options may prove to be a deterrent to a potential acquisition of us because the acquiring company may have to implement additional retention programs to assure the continued service of our employees, and the additional dilution which will result from the accelerated vesting of our outstanding employee stock options will likely reduce the amount which would otherwise be payable to our shareholders in an acquisition.

  Our corporate charter and bylaws include provisions limiting voting by non-U.S. citizens.

        To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation and amended and restated bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% of our stock be voted, directly or indirectly, by persons who are not U.S. citizens, and that our president and at least two-thirds of the members of our board of directors be U.S. citizens. Our amended and restated bylaws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our amended and restated bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. Registration on the foreign stock record is made in chronological order based on the date we receive a written request for registration. We are currently in compliance with these ownership restrictions.

USE OF PROCEEDS

        We will not receive any proceeds from the sale by the selling security holders of the securities offered by this prospectus.

PRICE RANGE OF COMMON STOCK

        Our common stock has traded on the Nasdaq National Market under the symbol "JBLU" since April 12, 2002, the date that our common stock was first offered to the public. The following table sets forth on a per share basis the high and low sales prices for our common stock for the quarters indicated, as adjusted for both our December 2002 three-for-two stock split and our three-for-two stock split completed on November 20, 2003 described under "Prospectus Summary—Recent Developments." Prices shown are from the Nasdaq National Market.

	Price Range of Common Stock
	High	Low
2002
Second Quarter (beginning April 12)	$24.51	$16.65
Third Quarter	$21.58	$16.02
Fourth Quarter	$18.89	$13.22
2003
First Quarter	$19.97	$15.43
Second Quarter	$28.54	$18.16
Third Quarter	$41.73	$27.55
Fourth Quarter	$47.15	$25.44
2004
First Quarter (through January 8)	$29.37	$25.00

        On January 8, 2004, the reported last sale price for our common stock on the Nasdaq National Market was $25.67 per share. Investors should obtain current market quotations before making any decision with respect to an investment in our securities.

        At October 31, 2003, there were 101,961,169 shares of our common stock outstanding, held by approximately 350 stockholders of record.

DIVIDEND POLICY

        We have not declared or paid any dividends on our common stock since our inception and do not intend to pay any dividends on our common stock in the foreseeable future. We currently intend to retain our future earnings, if any, to finance the further expansion and continued growth of our business.

        Any declaration and payment of cash dividends on our common stock will result in an adjustment of the conversion rate for the notes. See "Description of Notes—Conversion of Notes."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges include interest expense and the portion of rent expense representative of the interest factor.

Year Ended December 31,
					Nine Months Ended September 30, 2003
1998(1)	1999(1)	2000(1)	2001	2002
—	—	—	1.9x	2.7x	3.5x

(1)
Earnings were inadequate to cover fixed charges by $0.8 million, $14.2 million and $26.0 million for the years ended December 31, 1998, 1999 and 2000, respectively.

DESCRIPTION OF NOTES

        We issued $175,000,000 aggregate principal amount of notes in a private offering pursuant to Rule 144A under the Securities Act on July 15, 2003. The notes were issued under an indenture, dated as of July 15, 2003, between JetBlue, as issuer, and Wilmington Trust Company, as trustee. The notes and the shares issuable upon conversion of the notes are covered by a registration rights agreement, dated as of July 15, 2003, pursuant to which the registration statement of which this prospectus is a part covering the resale of the notes and the common stock issuable upon conversion of the notes is being filed. You may request a copy of the indenture and the registration rights agreement from the trustee.

        The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the indenture, the registration rights agreement and the notes including the definitions of certain terms used in each of these documents. Wherever particular provisions or defined terms of the indenture, registration rights agreement or form of note are referred to, these provisions or defined terms are incorporated in this offering memorandum by reference.

        As used in this "Description of Notes" section, references to "JetBlue," "we," "our" or "us" refer solely to JetBlue Airways Corporation and does not include any of our existing or future subsidiaries. Reference is made to the indenture for the full definition of any terms used in this "Description of Notes" for which no definition is provided.

General

        The notes are our senior unsecured debt and rank equal in right of payment with all of our other existing and future senior unsecured debt and senior in right of payment to any future subordinated debt. Currently, all of our debt is secured. The notes effectively rank junior in right of payment to our secured debt to the extent of the value of the assets securing such debt. In addition, the notes effectively rank junior in right of payment to all existing and future obligations of our subsidiaries. The notes are convertible into common stock as described under "—Conversion of Notes."

        The notes were issued in denominations of $1,000 and multiples of $1,000. The notes will mature on July 15, 2033 unless earlier converted, redeemed or repurchased.

        Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture. In addition, neither we nor any of our subsidiaries are restricted under the indenture from paying dividends, incurring debt, or issuing or repurchasing our securities.

        You are not afforded protection under the indenture in the event of a highly leveraged transaction or a change in control of us except to the extent described below under "—Repurchase at Option of the Holder Upon a Designated Event."

        We will pay interest on January 15 and July 15 of each year, beginning January 15, 2004, to record holders of the notes at the close of business on the preceding January 1 and July 1, as the case may be, except interest payable upon redemption or repurchase will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date.

        We will maintain an office in the Borough of Manhattan, The City of New York, for the payment of interest, which shall initially be an office or agency of the trustee. We may pay interest either:

  •
  by check mailed to your address as it appears in the note register, provided that if you are a holder with an aggregate principal amount in excess of $2.0 million, you shall be paid, at your written election, by wire transfer in immediately available funds; or

  •
  by transfer to an account maintained by you in the United States.

        However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Conversion of Notes

        You may convert any of your notes, in whole or in part, into shares of our common stock prior to the close of business on the final maturity date of the notes, subject to prior redemption or repurchase of the notes, only under the following circumstances:

  •
  upon satisfaction of a market price condition;

  •
  upon satisfaction of a trading price condition;

  •
  upon notice of redemption; or

  •
  upon the occurrence of specified corporate transactions.

        The number of shares of common stock you will receive upon conversion of your notes will be determined by multiplying the number of $1,000 principal amount notes you convert by the conversion rate on the date of conversion. You may convert your notes in part so long as such part is $1,000 principal amount or an integral multiple of $1,000. The conversion rate for the notes is currently 23.52945 shares of common stock per $1,000 principal amount of notes, which equates to a conversion price of approximately $42.50 per share of common stock issuable upon conversion of the notes, as adjusted to reflect the three-for-two split of our common stock completed on November 20, 2003 described under "Prospectus Summary—Recent Developments." The conversion rate is subject to further adjustment in the future, as described below. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash equal to the closing sale price of our common stock on the trading day prior to the conversion date. Except as described below, you will not receive any accrued interest or dividends upon conversion.

        If we call notes for redemption, you may convert the notes only until the close of business on the business day immediately preceding the redemption date unless we fail to pay the redemption price. If you have submitted your notes for repurchase, you may convert your notes only if you withdraw your repurchase election. Upon conversion of notes, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Our delivery to the holder of the full number of shares of our common stock into which the note is convertible, together with any cash payment for such holder's fractional shares, will be deemed to satisfy our obligation to pay:

  •
  the principal amount of the note; and

  •
  accrued but unpaid interest attributable to the period from the most recent interest payment date to the conversion date.

As a result, accrued but unpaid interest to the conversion date is deemed to be paid in full rather than cancelled, extinguished or forfeited.

        Notwithstanding the preceding paragraph, if notes are converted after a record date but prior to the next succeeding interest payment date, holders of such notes at the close of business on the record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Such notes, upon surrender for conversion, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made if (1) we have specified a redemption date that is after a record date and prior to the next interest payment date, (2) we have specified a purchase date following a designated event that is during such period, or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

  Conversion Upon Satisfaction of Market Price Condition

        You may surrender your note for conversion into our common stock prior to the close of business on the final maturity date during any fiscal quarter commencing after September 30, 2003 if the "closing sale price" of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.

        The "closing sale price" of our common stock on any date means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq System or by the National Quotation Bureau Incorporated. The "conversion price" as of any day will equal $1,000 divided by the number of shares of common stock issuable upon a conversion of a note.

  Conversion Upon Satisfaction of Trading Price Condition

        You may surrender your notes for conversion into our common stock prior to the close of business on the final maturity date during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 95% of the product of the closing sale price of our common stock and the conversion rate; provided, however, you may not convert your notes in reliance on this provision after July 15, 2028 if on any trading day during such measurement period the closing sale price of our common stock was between 100% and 120% of the conversion price of the notes.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $10,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, then that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $10,000,000 principal amount of the notes from a nationally recognized securities dealer or, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the trading price per $1,000 principal amount of notes will be deemed to be less than 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

        In connection with any conversion upon satisfaction of the above trading price condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless you provide us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 95% of the product of the closing sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 95% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

  Conversion Upon Notice of Redemption

        If we call notes for redemption, you may convert the notes until the close of business on the business day immediately preceding the redemption date, after which time your right to convert will expire unless we default in the payment of the redemption price.

  Conversion Upon Specified Corporate Transactions

        If we elect to:

  •
  distribute to all holders of our common stock rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 trading days preceding the declaration date for such distribution; or

  •
  distribute to all holders of our common stock, assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 5% of the closing sale price of our common stock on the day preceding the declaration date for such distribution;

we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, you may surrender your notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or any announcement by us that such distribution will not take place. No adjustment to your ability to convert will be made if you will otherwise participate in the distribution without conversion.

        In addition, if we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock would be converted into cash, securities or other property, you may surrender your notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the effective date which is 15 days after the actual date of such transaction. If we are a party to a consolidation, merger, binding share exchange or sale of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities, or other property, then at the effective time of the transaction, your right to convert a note into our common stock will be changed into a right to convert it into the kind and amount of cash, securities and other property which you would have received if you had converted your notes immediately prior to the transaction. If the transaction also constitutes a designated event, you can require us to redeem all or a portion of your notes, as described under "—Repurchase at Option of the Holder Upon a Designated Event."

  Conversion Procedures

        To convert your note into shares of our common stock you must:

  •
  complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required, furnish appropriate endorsements and transfer documents;

  •
  if required, pay all transfer or similar taxes; and

  •
  if required, pay funds equal to interest payable on the next interest payment date.

        The date you comply with these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global note, to convert you must comply with the last three requirements listed above and comply with DTC's procedures for converting a beneficial interest in a global note.

  Conversion Rate Adjustments

        We will adjust the conversion rate if any of the following events occurs:

  •
  we issue common stock as a dividend or distribution on our common stock;

  •
  we issue to all holders of common stock certain rights or warrants entitling them to purchase, for a period expiring within 45 days of the record date for such distribution, our common stock at a price per share that is less than the average of the closing prices of our common stock for the 10 trading days preceding the declaration date for such distribution; or

  •
  we subdivide or combine our common stock;

  •
  we distribute to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets, including cash and securities but excluding rights, warrants and common stock dividends or distributions specified above; provided that if:

  •
  we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the principal national or regional exchange or market on which the securities are then listed or quoted; or

  •
  we distribute cash, then the conversion rate will be increased so that it equals the rate determined by multiplying the conversion rate in effect on the record date with respect to the cash distribution by a fraction, (1) the numerator of which will be the current market price of a share of our common stock on the record date, and (2) the denominator of which will be the same price of a share on the record date less the amount of the distribution. "Current market price" means the average of the daily closing sale prices per share of our common stock for the ten consecutive trading days ending on the earlier of the date of determination and the day before the "ex date" with respect to the distribution requiring such computation. For purpose of this paragraph, the term "ex date," when used with respect to any distribution, means the first date on which our common stock trades, regular way, on the relevant exchange or in the relevant market from which the closing sale price was obtained without the right to receive such distribution;

  •
  we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock (other than odd lots of our common stock) to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

  •
  someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer. The adjustment referred to in this clause will only be made if: the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding; and the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

  However, the adjustment referred to in this clause will generally not be made if as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger, a binding share exchange or a sale of all or substantially all of our assets.

        To the extent that we have a rights agreement in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights agreement that attach to our common stock unless the rights have separated from the common stock at the time of conversion, in which case the conversion rate will be adjusted as described above in the fourth bullet point under the caption "—Conversion Rate Adjustments," subject to readjustment in the event of the expiration, termination or redemption of such rights.

        In the event of:

  •
  any reclassification of our common stock;

  •
  a consolidation, merger or combination involving us; or

  •
  a sale or conveyance to another person or entity of all or substantially all of our property and assets;

in which holders of our common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration which you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

        You may in certain situations be deemed to have received a distribution subject to U.S. federal income tax as a dividend in the event of any taxable distribution to holders of common stock or in certain other situations requiring a conversion rate adjustment. See "U.S. Federal Tax Considerations."

        We may, from time to time, increase the conversion rate if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock resulting from any stock or rights distribution. See "U.S. Federal Tax Considerations."

        We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate. Except as described above in this section, we will not adjust the conversion rate for any issuance of our common stock or convertible or exchangeable securities or rights to purchase our common stock or convertible or exchangeable securities.

        The conversion rate was increased from 15.6863 to 23.52945 shares of common stock per $1,000 principal amount of notes upon the completion on November 20, 2003 of the three-for-two split of our common stock described under "Prospectus Summary—Recent Developments."

Optional Redemption by JetBlue

        On or after July 18, 2006, we may redeem the notes in whole or in part at any time at a redemption price of 100% of the principal amount of the notes being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the closing price of our common stock on the Nasdaq National Market has exceeded 150% of the conversion price for at least 20 trading days in the consecutive 30 trading day period ending as of the date we give notice of the redemption or within two business days prior to giving such notice. In addition, beginning July 18, 2008, we may redeem the notes in whole or in part at any time at a price of 100% of the principal amount of notes to be redeemed, plus accrued but unpaid interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest shall be paid to the record holder on the relevant record date. We are required to give notice of redemption by mail to holders not more than 60 but not less than 30 days prior to the redemption date.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples of $1,000 by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be included in the portion selected for redemption.

        We may not redeem the notes if we have failed to pay any interest on the notes and such failure to pay is continuing.

Repurchase at Option of the Holder

        You have the right to require us to repurchase the notes on July 15 of 2008, 2013, 2018, 2023 and 2028. We will be required to repurchase any outstanding note for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be equal to 100% of its principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date.

        Your right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 20 business days of the repurchase date. The paying agent initially will be the trustee.

        The repurchase notice must state:

  •
  if certificated notes have been issued, the note certificate numbers (or, if your notes are not certificated, your repurchase notice must comply with appropriate DTC procedures);

  •
  the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  •
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        You may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if your notes are not certificated, your withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their addresses shown in the register of the registrar. We will also give notice to beneficial owners to the extent required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in Wilmington, Delaware, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after that date:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing agreements governing our other indebtedness. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date.

        We will comply with any applicable provisions of Rule 13e-4 under the Exchange Act and any other tender offer rules under the Exchange Act that may be applicable at the time in connection with any such repurchase of the notes by us.

Repurchase at Option of the Holder Upon a Designated Event

        If a designated event occurs at any time prior to the maturity of the notes, you may require us to repurchase your notes, in whole or in part, on a repurchase date that is 30 days after the date of our notice of the designated event. The notes will be repurchased in integral multiples of $1,000 principal amount.

        We will repurchase the notes at a price equal to 100% of the principal amount to be repurchased, plus accrued interest to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

        We will mail to all record holders a notice of a designated event within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the designated event notice. If you elect to have your notes repurchased, you must deliver to us or our designated agent, on or before the 30th day after the date of our designated event notice, your repurchase notice and any notes to be repurchased, duly endorsed for transfer. We will promptly pay the purchase price for notes surrendered for repurchase following the repurchase date.

        A "designated event" will be deemed to have occurred upon a fundamental change or a termination of trading.

        A "fundamental change" is any transaction or event (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, binding share exchange, combination, reclassification, recapitalization or otherwise) in connection with which all or substantially all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive, consideration which does not consist of all or substantially all common stock that:

  •
  is listed on, or immediately after the transaction or event will be listed on, a United States national securities exchange, or

  •
  is approved, or immediately after the transaction or event will be approved, for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities prices.

        A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market.

        We will comply with any applicable provisions of Rule 13e-4 under the Exchange Act and any other tender offer rules under the Exchange Act that may be applicable at the time in connection with any such repurchase of the notes by us.

        These designated event repurchase rights could discourage a potential acquirer. However, this designated event repurchase feature is not the result of management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "designated event" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to repurchase the notes upon a designated event would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to repurchase the notes in the event of a designated event. If a designated event were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Any future credit agreements or other agreements relating to our indebtedness could contain provisions prohibiting repurchase of the notes under certain circumstances or could provide that a designated event constitutes an event of default under that agreement. If any agreement governing our indebtedness prohibits or otherwise restricts us from repurchasing the notes at a time when we become obligated to do so, we could seek the consent of the lenders to repurchase the notes or attempt to refinance this debt. If we do not obtain such a consent or refinance the debt, we would not be permitted to repurchase the notes without potentially causing a default under this debt. Our failure to repurchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the notes, the indenture and the registration rights agreement; and

  •
  we or such successor person will not be in default under the indenture immediately after the transaction.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Events of Default; Notice and Waiver

        The following are events of default under the indenture:

  •
  we fail to pay principal of any note when due upon redemption, repurchase or otherwise;

  •
  we fail to pay any interest and liquidated damages, if any, on any note when due and such failure continues for a period of 30 days;

  •
  we fail to perform any other covenant or warranty that we have made in the indenture for 60 days after written notice as provided in the indenture; and

  •
  certain events of bankruptcy, insolvency or reorganization affecting us.

        The trustee may withhold notice to the holders of the notes of any default, except defaults in payment of principal, interest or liquidated damages, if any, on the notes. However, the trustee must consider it to be in the interest of the holders of the notes to withhold this notice.

        If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal and accrued interest and liquidated damages, if any, on the outstanding notes to be immediately due and payable, provided, however, that after such declaration of acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of principal, interest or liquidated damages, if any, on the notes that became due as a result of the acceleration have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "—Modification and Waiver" below. In the case of an event of default relating to our bankruptcy or insolvency, however, acceleration will occur automatically.

        Payments of principal or interest on the notes that are not made when due will accrue interest at the annual rate of 1% above the then applicable interest rate from the required payment date.

        The holders of a majority of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

        No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

  •
  such holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of outstanding notes have made a written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee;

  •
  the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request; and

  •
  the trustee has failed to institute such proceeding within 60 days after receipt.

        However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of, or interest on, such note on or after the respective due dates expressed in such note or conversion of such note in accordance with its terms.

        We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Modification and Waiver

        Except as otherwise described below, the consent of the holders of a majority in aggregate principal amount of the outstanding notes is required to modify or amend the indenture. A modification or amendment requires the consent of the holder of each outstanding note affected thereby if it would:

  •
  change the stated maturity of the principal amount of, or any installment of any interest on, any note;

  •
  reduce the amount payable upon redemption or repurchase of any note;

  •
  reduce the principal amount of, or interest on, any note;

  •
  adversely change our obligation to repurchase any note at the option of a holder;

  •
  change the place or currency of payment of principal of, or interest on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to any note;

  •
  reduce the conversion rate, other than in accordance with the provisions of the indenture, or otherwise impair the right of a holder to convert any note;

  •
  reduce the above-stated percentage of the outstanding notes necessary to modify or amend the indenture;

  •
  reduce the percentage of the aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

  •
  change any obligation of ours to maintain an office or agency in the places and for the purposes specified in the indenture; or

  •
  modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified.

        We are permitted to modify certain provisions of the indenture without the consent of the holders of the notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with certain restrictive provisions of the indenture. Subject to the foregoing, the holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture, except a default in the payment of principal or interest.

Form, Denomination and Registration

        The notes were issued:

  •
  in fully registered form;

  •
  without interest coupons; and

  •
  in denominations of $1,000 principal amount and integral multiples of $1,000.

  Global Note, Book-Entry Form

        Notes are evidenced by one or more global notes. We have deposited the global note or notes with DTC and registered the global notes in the name of Cede & Co. as DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

        Beneficial interests in a global note may be held through organizations that are participants in DTC (called "participants"). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global note to such persons may be limited.

        Beneficial interests in a global note held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called "indirect participants"). So long as

Cede & Co., as the nominee of DTC, is the registered owner of a global note, Cede & Co. for all purposes will be considered the sole holder of such global note. Except as provided below, owners of beneficial interests in a global note will:

  •
  not be entitled to have certificates registered in their names;

  •
  not receive physical delivery of certificates in definitive registered form; and

  •
  not be considered holders of the global note.

        We will pay interest on and the redemption price and the repurchase price of a global note to Cede & Co., as the registered owner of the global note, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

  •
  for the records relating to, or payments made on account of, beneficial ownership interests in a global note; or

  •
  for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for conversion, only at the direction of one or more participants to whose account with DTC interests in the global note are credited, and only in respect of the principal amount of the notes represented by the global note as to which the participant or participants has or have given such direction.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        DTC has agreed to the foregoing procedures to facilitate transfers of interests in a global note among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time.

        We will issue notes in definitive certificate form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

  •
  an event of default shall have occurred and the maturity of the notes shall have been accelerated in accordance with the terms of the notes and any holder shall have requested in writing the issuance of definitive certificated notes; or

  •
  we have determined in our sole discretion that notes shall no longer be represented by global notes.

Registration Rights of the Noteholders

        At the closing of private offering of the notes on July 15, 2003, we entered into a registration rights agreement with the initial purchasers of the notes pursuant to which we are filing the shelf registration statement of which this prospectus is a part with the SEC covering resales of the "registrable securities." Pursuant to the registration rights agreement, we also agreed to use our reasonable best efforts to cause the shelf registration statement to become effective no later than January 11, 2004 (i.e., within 180 days of the closing date of the private offering) and to use our reasonable best efforts to keep the shelf registration statement effective until the earlier of:

  •
  all of the registrable securities have been sold pursuant to the shelf registration statement; or

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act, or any successor provision.

        When we use the term "registrable securities" in this section, we are referring to the notes and our common stock issuable upon conversion of the notes until the earliest of:

  •
  the effective registration under the Securities Act and the resale of the securities in accordance with the registration statement;

  •
  the expiration of the holding period under Rule 144(k) under the Securities Act; or

  •
  the sale to the public pursuant to Rule 144 under the Securities Act, or any similar provision then in force, but not Rule 144A.

        We may suspend the use of this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not:

  •
  exceed 30 days in any three-month period; or

  •
  an aggregate of 90 days for all periods in any 12-month period.

        Notwithstanding the foregoing, we will be permitted to suspend the use of this prospectus for up to 60 days in any three-month period under certain circumstances relating to possible acquisitions, financings or other similar transactions.

        We will pay predetermined liquidated damages if the shelf registration statement is not timely filed or made effective or if this prospectus is unavailable for periods in excess of those permitted above:

  •
  on the notes at an annual rate equal to 0.5% of the aggregate principal amount of the notes outstanding until the registration statement is filed or made effective or during the additional period this prospectus is unavailable; and

  •
  on the common stock that has been converted, at an annual rate equal to 0.5% of an amount equal to $1,000 divided by the conversion rate during such periods.

        A holder who elects to sell registrable securities pursuant to the shelf registration statement is required to:

  •
  be named as a selling securityholder in this prospectus;

  •
  deliver a prospectus and, if applicable, a prospectus supplement, to purchasers; and

  •
  be subject to the provisions of the registration rights agreement, including indemnification provisions.

        Under the registration rights agreement, we have agreed to:

  •
  pay all expenses of the shelf registration statement, other than selling expenses of holders and certain legal expenses of holders;

  •
  provide each registered holder copies of this prospectus and, if applicable, a prospectus supplement, when requested;

  •
  notify holders when the shelf registration statement has become effective; and

  •
  take other reasonable actions as are required to permit unrestricted resales of the registrable securities in accordance with the terms and conditions of the registration rights agreement.

        The plan of distribution of this prospectus will permit resales of registrable securities by selling security holders though brokers and dealers. See "Plan of Distribution."

Rule 144A Information Request

        We have agreed that if, at any time that the notes or the underlying common stock are "restricted securities" within the meaning of the Securities Act and we are not subject to the information reporting requirements of the Exchange Act, we will furnish to holders of the notes or the underlying common stock and to prospective purchasers designated by them the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes or the underlying common stock.

Information Concerning the Trustee

        We have appointed Wilmington Trust Company, the trustee under the indenture, as paying agent, conversion agent, note registrar and custodian for the notes. The trustee or its affiliates may provide banking and other services to us in the ordinary course of their business.

        The indenture contains certain limitations on the rights of the trustee, if it or any of its affiliates is then our creditor, to obtain payment of claims in certain cases or to realize on certain property received on any claim as security or otherwise. The trustee and its affiliates will be permitted to engage in other transactions with us. However, if the trustee or any affiliate continues to have any conflicting interest and a default occurs with respect to the notes, the trustee must eliminate such conflict or resign.

DESCRIPTION OF CAPITAL STOCK

        The following descriptions of our common stock and preferred stock summarize the material terms and provision of these types of securities. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated registration rights agreement and stockholder rights agreement that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware. The summary below is qualified in its entirety by reference to our amended and restated certificate of incorporation, amended and restated bylaws, amended and restated registration rights agreement and stockholder rights agreement.

Authorized Capitalization

        Our capital structure consists of 500,000,000 authorized shares of common stock, par value $.01 per share, and 25,000,000 shares of undesignated preferred stock, par value $.01 per share. As of October 31, 2003, an aggregate of 101,961,169 shares of our common stock were issued and outstanding, and no shares of preferred stock were issued and outstanding. These numbers of shares have been adjusted to give effect to the three-for-two split of our common stock completed on November 20, 2003 described under "Prospectus Summary—Recent Developments."

Common Stock

        The holders of our common stock are entitled to such dividends as our board of directors may declare from time to time from legally available funds subject to the preferential rights of the holders of any shares of our preferred stock that we may issue in the future. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, subject to the restrictions described below under the caption "Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws-Limited Voting by Foreign Owners."

        Our amended and restated certificate of incorporation does not provide for cumulative voting in connection with the election of directors. Accordingly, directors will be elected by a plurality of the shares voting once a quorum is present. No holder of our common stock has any preemptive right to subscribe for any shares of capital stock issued in the future.

        Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock are entitled to share, on a pro rata basis, all assets remaining after payment to creditors and subject to prior distribution rights of any shares of preferred stock that we may issue in the future. All of the outstanding shares of common stock are, and the shares of common stock issuable upon the conversion of the notes will be, fully paid and non-assessable.

Preferred Stock

        No shares of our preferred stock are currently outstanding. Under our amended and restated certificate of incorporation, our board of directors, without further action by our stockholders, is authorized to issue shares of preferred stock in one or more classes or series. The board may fix or alter the rights, preferences and privileges of the preferred stock, along with any limitations or restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each class or series of preferred stock. The preferred stock could have voting or conversion rights that could adversely affect the voting power or other rights of holders of our common stock. The issuance of preferred stock could also have the effect, under certain circumstances, of delaying, deferring or preventing a change of control of our company. We currently have no plans to issue any shares of preferred stock.

Registration Rights

        We have entered into an amended and restated registration rights agreement with some of the holders of our common stock, including holders of common stock issued upon the conversion of preferred stock immediately following our initial public offering in April 2002, entitling these holders to registration rights with respect to their shares. Any group of holders of at least 60% of the securities with registration rights can require us to register all or part of their shares at any time after October 11, 2002, so long as the thresholds in the amended and restated registration rights agreement are met with respect to the amount of securities to be sold. After we have completed two such registrations we are no longer subject to these demand registration rights. In addition, holders of the securities with registration rights may also require us to include their shares in future registration statements that we file, subject to cutback at the option of the underwriters of such an offering. Subject to our eligibility to do so, holders of at least 60% of registrable securities may also require us, twice in any 12 month period and a total of three times, to register their shares with the SEC on Form S-3. Upon any of these registrations, these shares will be freely tradable in the public market without restriction.

        As of July 10, 2003 (which is one year and 90 days after the registration statement for our initial public offering was declared effective), those stockholders party to the amended and restated registration rights agreement who, together with their affiliates, hold less than two percent of our issued and outstanding shares of common stock, ceased to have any registration rights under the agreement with respect to their shares. They may continue, however, to sell their shares pursuant to Rule 144 under the Securities Act.

        Any of the terms and provisions of the amended and restated registration rights agreement may be modified, amended or waived pursuant to a written agreement signed by us, the stockholders party to the agreement holding at least 66 2/3% of the common stock held by all such stockholders and our management stockholders party to the agreement holding at least a majority of the common stock held by all such management stockholders, provided that such amendment, modification or waiver does not disproportionately affect any stockholder that is a party to the agreement. Accordingly, on July 2, 2003, we entered into a waiver and amendment to the amended and restated registration rights agreement pursuant to which the requisite stockholders party to the agreement, among other things, waived their registration rights in connection with the registration statement of which this prospectus is a part and agreed that no registration rights otherwise available to holders under the agreement were exercisable with respect to this offering.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

        Effect of Delaware Anti-takeover Statute.    We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  •
  prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by excluding employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

        Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws Provisions.    Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

        Classified Board of Directors.    Our amended and restated certificate of incorporation and amended and restated bylaws provide for our board to be divided into three classes of directors serving staggered, three year terms. The classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board of directors.

        Supermajority Voting.    Our amended and restated certificate of incorporation requires the approval of the holders of at least 66 2/3% of our combined voting power to effect certain amendments to our amended and restated certificate of incorporation. Our amended and restated bylaws may be amended by either a majority of the board of directors, or the holders of 66 2/3% of our voting stock.

        Authorized but Unissued or Undesignated Capital Stock.    Our authorized capital stock consists of 500,000,000 shares of common stock and 25,000,000 shares of preferred stock. The authorized but unissued (and in the case of preferred stock, undesignated) stock may be issued by the board of directors in one or more transactions. In this regard, our amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of director's authority described above could decrease the amount of earnings and assets available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deferring or preventing a change in control. The board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

        Special Meetings of Stockholders.    Our amended and restated bylaws provide that special meetings of our stockholders may be called only by our board of directors, by our Chairman of the board of directors or by our Chief Executive Officer.

        No Stockholder Action by Written Consent.    Our amended and restated certificate of incorporation and amended and restated bylaws provide that an action required or permitted to be taken at any annual or special meeting of our stockholders may only be taken at a duly called annual or special meeting of stockholders. This provision prevents stockholders from initiating or effecting any action by written consent, and thereby taking actions opposed by the board.

        Notice Procedures.    Our amended and restated bylaws establish advance notice procedures with regard to all stockholder proposals to be brought before meetings of our stockholders, including proposals relating to the nomination of candidates for election as directors, the removal of directors and amendments to our amended and restated certificate of incorporation or amended and restated bylaws. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting. Generally, to be timely, notice must be received at our principal executive offices not less than 150 days prior to the meeting. The notice must contain certain information specified in the amended and restated bylaws.

        Other Anti-Takeover Provisions.    Our 2002 Stock Incentive Plan, or 2002 Plan, contains provisions which may have the effect of discouraging, delaying or preventing a change in control or unsolicited acquisition proposals. In the event that we are acquired by a merger, a sale by our stockholders of more than 50% of our outstanding voting stock or a sale of all or substantially all of our assets, each outstanding option under the discretionary option grant program under our 2002 Plan which (i) will not be assumed by the successor corporation or otherwise continued in effect, (ii) will not be replaced with a cash incentive program of a successor corporation of the type described in the 2002 Plan, or (iii) will not otherwise be precluded based on other limitations imposed at the time such option was granted, will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent (a) our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continue in effect, or (b) accelerated vesting otherwise is precluded by other limitations imposed at the time of grant. However, our compensation committee will have complete discretion to structure any or all of the options under the discretionary option grant program so those options will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation or otherwise continued in effect. Alternatively, our compensation committee may condition such accelerated vesting upon the subsequent termination of the optionee's service with us or the acquiring entity. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

        Our compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will vest in connection with a hostile takeover, whether accomplished through a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such hostile takeover or upon the subsequent termination of the individual's service. The vesting of outstanding shares or share rights under the stock issuance program may also be accelerated upon similar terms and conditions.

        All of the options and unvested shares under our predecessor 1999 Stock Option/Stock Issuance Plan, which were transferred to our 2002 Plan immediately following our initial public offering in April 2002, will immediately vest in the event we are acquired by a merger or a sale of substantially all our assets or more than 50% of our outstanding voting stock.

        In addition, should we be acquired by merger or sale of substantially all of our assets or more than 50% of our outstanding voting securities, then all outstanding purchase rights under our crewmember stock purchase plan will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

        Limitation of Director Liability.    Our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our directors (in their capacity as directors but not in their capacity as officers) to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our amended and restated certificate of incorporation provides that our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

  •
  for any transaction from which the director derived an improper personal benefit.

        Indemnification Arrangements.    Our amended and restated bylaws provide that our directors and officers shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

        Limited Voting by Foreign Owners.    To comply with restrictions imposed by federal law on foreign ownership of U.S. airlines, our amended and restated certificate of incorporation and amended and restated bylaws restrict voting of shares of our capital stock by non-U.S. citizens. The restrictions imposed by federal law currently require that no more than 25% or our voting stock be owned by persons who are not U.S. citizens. If non-U.S. citizens at any time own more than 25% of our voting stock, the voting rights of the stock in excess of the 25% shall be automatically suspended. Our amended and restated bylaws provide that no shares of our capital stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which we refer to as the foreign stock record. Our amended and restated bylaws further provide that no shares of our capital stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership restrictions imposed by federal law. We are currently in compliance with these ownership restrictions.

Stockholder Rights Agreement

        On February 11, 2002, our board of directors authorized us to enter into a stockholder rights agreement. The following is a summary of the material terms of this agreement. The statements below are only a summary, and we refer you to the stockholder rights agreement, a copy of which is filed as Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2002, filed on February 18, 2003. Each statement is qualified in its entirety by such reference.

        Under the stockholder rights agreement, one stockholder right is attached to each share of common stock. The stockholder rights are transferable only with the common stock until they become exercisable, are redeemed or expire.

        Each right entitles the holder to purchase one one-thousandth of a share of our Series A participating preferred stock at an exercise price of $53.33, which gives effect to adjustments for both our December 2002 three-for-two common stock split and our three-for-two common stock split completed on November 20, 2003 described under "Prospectus Summary—Recent Developments," subject to further adjustment. The rights will separate from the common stock upon the earlier of:

  •
  the tenth business day after a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of our common stock, such person or group referred to as an "acquiring person," or such later date as determined by our board of directors; and

  •
  the tenth business day after a person or group commences or announces its intent to commence a tender or exchange offer, the consummation of which would result in such person or group becoming an acquiring person.

        The term "acquiring person" expressly excludes Chase New Air Investors (GC), LLC, Quantum Industrial Partner LDC, and the Weston Presidio funds (although the Western Presidio funds are no longer stockholders of our company) and their respective affiliates, unless Chase New Air Investors and the Weston Presidio funds and their respective affiliates beneficially own in the aggregate more than 25% of our outstanding common stock, and in the case of Quantum Industrial Partners LDC, unless Quantum and its affiliates beneficially own in the aggregate more than 30% of our common stock.

        If any person or group becomes an acquiring person, instead of thousandths of shares of preferred stock, each stockholder right, other than any stockholder rights held by the acquiring person or group, will then represent the right to receive upon exercise an amount of common stock having a market value equal to twice the exercise price, subject to certain exceptions.

        If after a person or group becomes an acquiring person, we are acquired in a merger or other business combination or 50% or more of our consolidated assets or earnings power are sold or transferred, each stockholder right will then represent the right to receive upon exercise an amount of common stock of the other party to the merger or other business combination having a value equal to twice the exercise price.

        In addition, at any time after any person or group becomes an acquiring person, but before that person or group becomes the beneficial owner of 50% or more of the outstanding common stock, our board of directors may at its option exchange the stockholder rights, in whole or in part, for common stock at an exchange ratio of one share of common stock per right, subject to adjustment as described in the agreement.

        The exercise price payable, the number of thousandths of shares of preferred stock and the amount of common stock, cash or securities or assets issuable upon exercise of, or exchange for, stockholder rights and the number of outstanding rights are subject to adjustment to prevent dilution if certain events occur.

        Our board of directors may redeem the stockholder rights in whole, but not in part, for one cent ($.01) per right, as adjusted to reflect any preferred stock split, stock dividend or similar transaction, at any time before the earlier of April 1, 2012 and the tenth business day after the first date of public announcement that a person or group has become an acquiring person. Unless earlier redeemed by us, exercised or exchanged, the stockholder rights will expire on April 1, 2012.

        Our transfer agent, EquiServe Trust Company, N.A., is the rights agent under the stockholder rights agreement.

        The stockholder rights will not prevent a takeover of us. However, the rights may render an unsolicited takeover of us more difficult or less likely to occur, even though such takeover may offer stockholders opportunity to sell their shares at a price above the prevailing market and/or may be favored by a majority of the stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is EquiServe Trust Company, N.A.

U. S. FEDERAL TAX CONSIDERATIONS

General

        This is a summary of certain U.S. federal income tax consequences relevant to a holder of notes. All references to "holders" (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of notes. The discussion below deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding notes in a tax-deferred or tax-advantaged account, or persons holding notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes. Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

  •
  the U.S. federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of notes;

  •
  the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of notes;

  •
  U.S. Holders (as defined below) who hold the notes whose functional currency is not the U.S. dollar;

  •
  any state, local or foreign tax consequences of the purchase, ownership or disposition of notes; or

  •
  any U.S. federal, state, local or foreign tax consequences of owning or disposing of the common stock.

        Persons considering the purchase of notes should consult their own tax advisors concerning the application of the U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction. This summary is based upon laws, regulations, rulings and decisions now in effect all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. No rulings have been sought or are expected to be sought from the Internal Revenue Service, or the IRS, with respect to any of the U.S. federal income tax consequences discussed below. As a result, there is a possibility that the IRS will disagree with the tax characterizations and the tax consequences described below.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a note that, for U.S. federal income tax purposes, is:

  •
  a citizen or resident alien individual of the U.S.;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S. or any political subdivision thereof;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (1) a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A "Non-U.S. Holder" is a beneficial owner of a note that is not a U.S. Holder. If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisor.

        We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes and the underlying common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

        The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. Holder.

  Payments of Interest on the Notes

        Stated Interest.    Qualified stated interest is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single rate that appropriately takes into account the length of intervals between payments. Payments of cash interest on the notes will constitute qualified stated interest and generally will be taxable to a U.S. Holder as ordinary interest income at the time such interest is accrued or received in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

        Market Discount.    If a U.S. Holder acquires a note for an amount that is less than its stated principal amount, the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated principal amount multiplied by the remaining number of complete years to maturity from the date of acquisition.

        A U.S. Holder that purchases a note with market discount is required to treat any principal payment or any payment that is not qualified stated interest on, or any gain upon the sale, exchange, or retirement (including redemption or repurchase) of a note, as ordinary income to the extent of the accrued market discount on the note that has not previously been included in gross income. If a U.S. Holder disposes of the note in certain otherwise nontaxable transactions, accrued market discount is includible in gross income by the U.S. Holder, as ordinary income, as if such U.S. Holder had sold the note at its then fair market value. If a note with accrued market discount that has not previously been included in gross income is converted into common stock, the amount of such accrued market discount generally will be taxable as ordinary income upon disposition of the common stock received upon conversion.

        In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a note-by-note basis and is irrevocable.

        A U.S. Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry notes with market discount. A U.S. Holder may, however, elect to include market discount in gross income currently as it accrues, rather than upon a disposition of the note, in which case the interest deferral rule will not apply. An election to include market discount in gross income on an accrual basis will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of the IRS. A U.S. Holder's tax basis in a note will be increased by the amount of market discount included in such U.S. Holder's gross income under such an election.

        Amortizable Bond Premium.    If a U.S. Holder purchases a note for an amount that, when reduced by the value of the conversion feature, is in excess of the sum of all amounts payable on the note other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased such note at a "premium." The value of the conversion feature is the excess, if any, of the note's purchase price over what the note's fair market value would be if there were no conversion feature (determined in any reasonable manner). If the amount of premium exceeds the sum of all amounts payable on the note other than payments of qualified stated interest, the amount of the excess will be treated as "amortizable bond premium" and such U.S. Holder may elect to amortize the bond premium as an offset to qualified stated interest, using a constant yield to maturity method over the remaining term of the note, subject to special provisions for debt instruments with early call dates. A U.S. Holder that elects to amortize bond premium must reduce such U.S. Holder's tax basis in the note by the amount of premium used to offset qualified stated interest income as set forth above. An election to amortize bond premium applies to all taxable debt obligations held during or after the taxable year for which the election is made and may be revoked only with the consent of the IRS.

        Election to Treat All Interest as Original Issue Discount.    U.S. Holders may elect to include in gross income all interest that accrues on a note, including stated interest, market discount and original issue discount, by using the constant yield to maturity method as generally determined in computing original issue discount. Accordingly, a holder will be required to include amounts treated as original issue discount in ordinary income, as determined under the constant yield method, over the period that he holds notes in advance of the receipt of the cash attributable thereto. Any amount treated as original issue discount included in income will generally increase the a holder's adjusted tax basis in the notes. Such an election for a note with amortizable bond premium results in a deemed election to amortize bond premium for all taxable debt instruments owned and later acquired by the U.S. Holder with premium and may be revoked only with the permission of the IRS. Similarly, such an election for a note with market discount results in a deemed election to accrue market discount in income currently for such note and for all other debt instruments acquired by the U.S. Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A U.S. Holder's tax basis in a note is increased by each accrual of the amounts treated as original issue discount under the constant yield election described in this paragraph.

        Treatment of Liquidated Damages.    If our obligations under the registration rights agreement are not satisfied, then liquidated damages are payable in respect of the notes as described in "Description of Notes—Registration Rights of the Noteholders" above. Such liquidated damages could be treated as additional interest payable with respect to the notes. According to applicable Treasury regulations, the possibility of liquidated damages being payable will not affect the amount of interest income recognized by a U.S. Holder in advance of the payment of any liquidated damages, if there is only a remote chance as of the date the notes were issued that a U.S. Holder will receive liquidated damages. We believe that the likelihood that liquidated damages will become payable due to a failure to register the notes is remote. Accordingly, we intend to take the position that a U.S. Holder should be required to include such liquidated damages as ordinary income at the time they are paid or accrued in accordance with such U.S. Holder's regular method of accounting for U.S. federal income tax purposes. However, the IRS may take the position that such liquidated damages should be accrued into gross income like original issue discount, regardless of the U.S. Holder's method of tax accounting, which could affect the timing of both a U.S. Holder's recognition of income and the availability of our deduction with respect to such liquidated damages.

  Sale, Exchange, Redemption or Other Taxable Disposition

        Upon the sale, repurchase by us at the option of a holder or exchange (other than a conversion) of a note, the redemption of a note for cash or other taxable disposition, a U.S. Holder generally will recognize gain or loss. The amount of gain or loss on a taxable sale, repurchase by us at the option of a holder, exchange (other than a conversion), redemption or other taxable disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder (other than amounts attributable to accrued but unpaid interest not previously included in gross income, which is taxable as ordinary interest income), and (b) the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note will generally be equal to the original purchase price for the note increased by the market discount and reduced by payments received in respect of the note other than qualified stated interest. Subject to the discussion above under "—Market Discount," such gain or loss generally will be capital gain or loss, and will constitute long-term capital gain or loss if the notes are held for more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations under the Code.

  Conversion of the Notes

        A U.S. Holder generally will not recognize gain or loss on the conversion of notes into common stock, except for any cash received in lieu of a fractional share of common stock as described below. Any gain so recognized generally will be capital gain. A U.S. Holder's tax basis in the common stock received upon conversion will be the same as its adjusted tax basis in the notes at the time of conversion, reduced by any basis attributable to fractional shares and increased, for a cash method U.S. Holder, by any accrued but unpaid interest that is required to be recognized by such U.S. Holder upon conversion. For U.S. federal income tax purposes, a U.S. Holder's holding period for the common stock generally will include its holding period for the notes converted.

        Any cash received in lieu of a fractional share of common stock upon conversion should be treated as a payment in exchange for the fractional share of common stock. Accordingly, a U.S. Holder will recognize capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder's adjusted tax basis in the fractional share), and the discussion above under "—Sale, Exchange, Redemption or Other Taxable Disposition" generally will apply.

  Constructive Dividends

        If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for U.S. federal income tax purposes and, in accordance with the antidilution provisions of the notes, the conversion rate of the notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the notes. For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of a cash dividend could result in deemed dividend treatment to holders of the notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

  Backup Withholding Tax and Information Reporting

        Payments of principal and interest on, and the proceeds of dispositions of, the notes may be subject to information reporting and U.S. federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability.

Non-U.S. Holders

        The following is a summary of certain U.S. federal tax consequences that will apply to you if you are a Non-U.S. Holder.

        Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local, foreign and other tax consequences that may be relevant to them.

  Payments with Respect to the Notes

        All payments on the notes to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the notes, will be exempt from U.S. federal income or withholding tax, provided that:

            (i)  such Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

           (ii)  the beneficial owner of a note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

          (iii)  such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the U.S. (or, where a tax treaty applies, are attributable to a U.S. permanent establishment);

          (iv)  in the case of a non-U.S. Holder who is an individual, such non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of a sale, exchange, redemption or other disposition; and

           (v)  we are not and have not been a "U.S. real property holding corporation, or USRPHC, for federal income tax purposes.

        We believe that we are not and will not become a USRPHC; however, no assurance can be given in this regard. In general, if we are determined to be a USRPHC, then non-U.S. Holders may be subject to U.S. income tax on the sale, exchange, redemption or other disposition of a note (possibly on the conversion of a note into common stock) or the underlying common stock, and possibly to withholding up to a rate of 10% on any such disposition. However, a non-U.S. Holder will not be subject to these special rules even if we are determined to be a USRPHC, provided that such non-U.S. Holder did not at any time during the five years ending on the date of sale or disposition actually or constructively own more than 5% of our outstanding common stock (including any common stock that may be received on conversion of a note) or more than 5% in principal amount of the notes.

        If a Non-U.S. Holder of the notes is engaged in a trade or business in the U.S., and if interest on the notes is effectively connected with the conduct of such trade or business (and if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

  Adjustments to Conversion Ratio

        A Non-U.S. Holder may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty on income attributable to an adjustment to the conversion rate of the notes.

  Backup Withholding Tax and Information Reporting

        In general, a Non-U.S. Holder will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the notes if the Non-U.S. Holder has provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of notes made within the U.S. or conducted through certain U.S. financial intermediaries if the payor receives that statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

SELLING SECURITY HOLDERS

        We originally issued the notes to the initial purchasers, Morgan Stanley & Co. Incorporated, Raymond James & Associates, Inc. and Blaylock & Partners, L.P., in a private placement on July 15, 2003. The notes were resold by the initial purchasers in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Selling security holders, including their transferees, pledgees, donees or successors, may from time to time offer and sell the notes and the underlying common stock pursuant to this prospectus or any applicable prospectus supplement.

        The table below sets forth the name of each selling security holder, the principal amount of notes and number of shares of common stock beneficially owned by each selling security holder, and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling security holders named in the table.

        Because the selling security holders may offer all or some portion of the notes or underlying shares of common stock listed below, we have assumed for purposes of this table that the selling security holders will sell all of the notes and all of the underlying shares of common stock offered by this prospectus pursuant to this prospectus. See "Plan of Distribution." In addition, the selling security holders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the notes since the date on which they provided to us the information presented in the table.

        We have prepared the table below based on information given to us by those selling security holders who have supplied us with this information prior to the date of post-effective amendment no. 2 to the registration statement of which this prospectus is a part and we have not sought to verify such information. Based upon information provided to us by the selling security holders, none of the selling security holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or had any other material relationship with us or our affiliates within the past three years.

					Common Stock Owned Upon Completion of the Offering
			Shares of Common Stock Beneficially Owned Prior to the Offering(1)
	Principal Amount of Notes Beneficially Owned and Offered
Name of Beneficial Owner		Percentage of Notes Outstanding		Conversion Shares of Common Stock Offered(2)	Number of Shares	Percentage(3)
Amaranth LLC	$5,000,000	2.86%	8,550	117,647	8,550	*
Arbitex Master Fund, L.P.	6,500,000	3.71%	—	152,941	—	—
B.C. McCabe Foundation	175,000	*	—	4,117	—	—
BMO Nesbitt Burns Inc.	3,000,000	1.71%	—	70,588	—	—
BTES—Convertible ARB	50,000	*	—	1,176	—	—
BTOP Growth vs. Value	200,000	*	—	4,705	—	—
Clinton Multistrategy Master Fund, Ltd.	6,045,000	3.45%	—	142,235	—	—
Clinton Riverside Convertible Portfolio Limited	12,305,000	7.03%	—	289,529	—	—
DBAG London	6,000,000	3.43%	—	141,176	—	—
Deutsche Bank Securities Inc.	300,000	*	—	7,058	—	—

DRK SoundShore Opportunity Holding Fund Ltd.	1,000,000	*	—	23,529	—	—
Gaia Offshore Master Fund Ltd.	1,300,000	*	—	30,588	—	—
Grace Convertible Arbitrage Fund, LTD	9,500,000	5.43%	—	223,529	—	—
Guggenheim Portfolio Co. XV, LLC	1,000,000	*	—	23,529	—	—
ING Convertible Fund	990,000	*	—	23,294	—	—
ING VP Convertible Fund	10,000	*	—	235	—	—
Lehman Brothers, Inc.	300,000	*	—	7,058	—	—
Keyspan Foundation	50,000	*	—	1,176	—	—
Lexington Vantage Fund c/o TQA Investors LLC	25,000	*	—	588	—	—
Lord Abbett Investment Trust—L.A. Convertible Fund	375,000	*	—	8,823	—	—
Lyzor/Gaia II Fund Ltd.	300,000	*	—	7,058	—	—
Marisco Capital Management, LLC	15,000,000	8.57%	—	352,941	—	—
Meadow IAM Limited	220,000	*	—	5,176	—	—
National Fuel Gas Company Retirement Plan	125,000	*	—	2,941	—	—
Newport Alternative Income Fund	625,000	*	—	14,705	—	—
Nomura Securities International, Inc.	4,000,000	2.29%	346	94,117	346	—
OIP Limited	1,490,000	*	—	35,058	—	—
Oxford, Lord Abbett & Co.	1,425,000	*	—	33,529	—	—
Polygon Global Opportunities Master Fund	1,150,000	*	—	27,058	—	—
Putnam Convertible Income-Growth Trust	3,600,000	2.06%	—	84,706	—	—
Ramius, LP	100,000	*	—	2,352	—	—
Ramius Capital Group	1,000,000	*	—	23,529	—	—
Ramius Master Fund, Ltd.	2,480,000	1.42%	—	58,353	—	—
Ramius Partners II, LP	200,000	*	—	4,705	—	—

RBC Alternative Assets L.P.	125,000	*	—		2,941	—	—
RCG Baldwin, LLP	400,000	*	—		9,411	—	—
RCG Latitude Master Fund, Ltd.	5,970,000	3.41%	—		140,470	—	—
RCG Multi Strategy Master Fund, Ltd.	2,350,000	1.34%	—		55,294	—	—
Royal Bank of Canada	2,500,000	1.43%	150		58,823	150	*
Sage Capital	2,975,000	1.70%	—		70,000	—	—
SAM Investments LDC	25,000,000	14.29%	—		588,236	—	—
SG Cowen Securities Corporation	2,000,000	1.14%	—		47,058	—	—
Silver Creek II Limited	1,870,000	1.07%	—		44,000	—	—
Silver Creek Limited Partnership	4,015,000	2.29%	—		94,470	—	—
Sphinx Fund	55,000	*	—		1,294	—	—
Susquehanna Capital Group	9,000,000	5.14%	—		211,765	—	—
Total Fina Elf Finance U.S.A. Inc.	200,000	*	—		4,705	—	—
TQA Master Fund, LTD	1,875,000	1.07%	—		44,117	—	—
TQA Master Plus Fund, LTD	1,250,000	*	—		29,411	—	—
TQA Special Opportunities Master Fund, LTD	1,625,000	*	—		38,235	—	—
Tykhe Fund Ltd	6,000,000	3.43%	—		141,176	—	—
Wachovia Capital Markets LLC	1,650,000	*	—		38,823	—	—
Windmill Master Fund, LP	8,000,000	4.57%	—		188,235	—	—
Xavex Convertible Arbitrage 5 Fund	1,000,000	*	—		23,529	—	—
Xavex Convertible Arbitrage 7 Fund	500,000	*	—		11,764	—	—
Zurich Institutional Benchmarks Master Fund, LTD	500,000	*	—		11,764	—	—
All other holders of notes or future transferees from such holders(4)	10,300,000	5.89%	—		242,353	—	—

Totals	$175,000,000	100.00%	9,046	(5)	4,117,623	9,046	*

*
Less than 1%.

(1)
Shares in this column do not include shares of common stock issuable upon conversion of the notes listed in the column to the right. These share numbers have been adjusted to give effect to the three-for-two split of our common stock completed on November 20, 2003 described under "Prospectus Summary—Recent Developments."

(2)
Assumes conversion of all of the holder's notes at a conversion rate of 23.52945 shares of common stock per $1,000 principal amount of the notes, not including fractional shares for which we will pay cash as described under "Description of Notes—Conversion of Notes." However, this conversion rate is subject to adjustment as described under "Description of Notes — Conversion of Notes." As a result, the number of shares of common stock issuable upon conversion of the notes was increased from 15.6863 to 23.52945 shares of common stock per $1,000 principal amount of notes upon the completion on November 20, 2003 of the three-for-two split of our common stock described under "Prospectus Summary—Recent Developments" and may further increase or decrease in the future.

(3)
Calculated based on 101,961,169 shares of our common stock outstanding as of October 31, 2003.

(4)
Information about additional selling security holders will be set forth in additional post-effective amendments to the registration statement of which this prospectus is a part, if required.

(5)
Assumes that all other holders of notes or future transferees do not beneficially own any shares of our common stock other than the shares issuable upon conversion of the notes.

        To the extent that any of the selling security holders identified above are broker-dealers, they are deemed to be, under interpretations of the SEC, "underwriters" within the meaning of the Securities Act.

        With respect to selling security holders that are affiliates of broker-dealers, we believe that such entities acquired their notes and underlying common stock in the ordinary course of business and, at the time of the purchase of the notes and the underlying common stock, such selling security holders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which this prospectus is a part to designate such affiliate as an "underwriter" within the meaning of the Securities Act.

        Only selling security holders identified above who beneficially own the notes and the underlying shares of common stock set forth opposite each such selling security holder's name in the foregoing table on the date of post-effective amendment no. 2 to the registration statement of which this prospectus is a part may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of notes or underlying shares of common stock by any holder not identified above, the registration statement of which this prospectus is a part will be further amended by a post-effective amendment to set forth the name of and aggregate amount of notes and shares of underlying common stock beneficially owned by the selling security holder intending to sell such notes or underlying common stock. The prospectus, as amended, will also disclose whether any selling security holder selling notes or underlying shares of common stock in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus, if such information has not already been disclosed herein.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

  •
  directly by the selling security holders; or

  •
  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the underlying common stock.

        The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters" within the meaning of the Securities Act. As a result, any profits on the sale of the underlying common stock by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling security holders were deemed to be underwriters, the selling security holders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling security holders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

  •
  fixed prices;

  •
  prevailing market prices at the time of sale;

  •
  prices related to the prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions:

  •
  on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

  •
  through the writing of options, whether the options are listed on an options exchange or otherwise.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

        In connection with the sales of the notes and the underlying common stock or otherwise, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling security holders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling security holders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling security holders. Selling security holders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling security holder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

        The aggregate proceeds to the selling security holders from the sale of the notes or the underlying common stock offered pursuant to this prospectus will be the purchase price of such securities less discounts and commissions, if any. Each of the selling security holders reserves the right to accept and, together with their agents from time to time, reject, in whole or part, any proposed purchase of notes or common stock to be made directly or through their agents. We will not receive any of the proceeds from this offering.

        Our common stock is listed on the Nasdaq National Market under the symbol "JBLU." We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. The notes originally issued in the private offering are eligible for trading on the PORTAL market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

        The selling security holders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act and the rules and regulations thereunder. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling security holders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

        If required with respect to a particular offering of the notes and the underlying common stock, the names of the selling security holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts related to the particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        Under the registration rights agreement entered into at the closing of the private offering of the Notes on July 15, 2003, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of when all of the registrable securities have been sold pursuant to the registration statement or pursuant to Rule 144 or the expiration of the holding period under Rule 144(k) under the Securities Act or any successor provision.

        We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to pending corporate developments, public filings with the SEC and other material events for a period not to exceed 30 days in the aggregate in any three-month period or 90 days in the aggregate in any 12-month period. Notwithstanding the foregoing, we will be permitted to suspend the use of the prospectus for up to 60 days in any three-month period under certain circumstances relating to possible acquisitions, financings or other similar transactions. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the registration statement of which this prospectus is a part is not timely filed or made effective or if the prospectus is unavailable for periods in excess of those permitted. See "Description of Notes—Registration Rights of the Noteholders."

        Under the registration rights agreement, we and the selling security holders have each agreed to indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

        We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public, other than selling and certain legal expenses of the selling security holders.

LEGAL MATTERS

        The validity of the notes and the shares of our common stock issuable upon conversion of the notes offered is being passed upon for us by Nixon Peabody LLP, New York, New York.

EXPERTS

        The consolidated financial statements and schedule of JetBlue Airways Corporation at December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002, appearing in JetBlue Airways Corporation's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, and for the year ended December 31, 2000 by KPMG LLP, independent certified public accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on February 18, 2003;

  •
  our Definitive Proxy Statement on Schedule 14A, filed on April 14, 2003;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, filed on April 30, 2003, July 28, 2003 and October 27, 2003, respectively;

  •
  our Current Report on Form 8-K, filed on June 10, 2003;

  •
  our Current Report on Form 8-K, filed on June 30, 2003;

  •
  our Current Report on Form 8-K, filed on July 10, 2003;

  •
  our Current Report on Form 8-K, filed on July 11, 2003;

  •
  our Current Report on Form 8-K, filed on July 14, 2003;

  •
  our Current Report on Form 8-K, filed on October 7, 2003; and

  •
  our Current Report on Form 8-K, filed on December 4, 2003.

        All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all of the common stock offered by this prospectus is sold are incorporated by reference in this prospectus from the date of filing of the documents, except for information furnished under Item 9 of Form 8-K, which is not deemed filed and not incorporated by reference herein. Information that we file with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

        You may obtain any of these incorporated documents from us without charge, excluding any exhibits to these documents unless the exhibit is specifically incorporated by reference in such document, by requesting them from us in writing or by telephone at the following address:

JetBlue Airways Corporation
118-29 Queens Boulevard
Forest Hills, New York 11375
Attention: Legal Department
(718) 709-3026

        Documents may also be available on our website at www.jetblue.com. Information contained on our website is not a prospectus and does not constitute part of this prospectus.

CHANGE IN INDEPENDENT ACCOUNTANTS

        On December 7, 2001, we dismissed KPMG LLP as our independent accountants. The report of KPMG LLP on our financial statements for 2000 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused them to make reference thereto in their report on the financial statements for such year. The decision to change firms was approved by the audit committee of our board of directors. We engaged Ernst & Young LLP as our new independent accountants as of December 7, 2001. We have provided KPMG LLP with a copy of this disclosure.

        A copy of the letter, dated February 12, 2002, addressed to the commission stating whether or not KPMG LLP agreed with the above statements, was filed as Exhibit 16.1 to our registration statement on Form S-1, as amended (Registration No. 333-82576) filed on February 12, 2002.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the Registrant in connection with the distribution of the securities being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee	$14,158
Printing and engraving expenses	20,000
Legal fees and expenses	40,000
Accounting fees and expenses	15,000
Miscellaneous fees and expenses	10,842

Total	$100,000

Item 15. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Article VIII, Section 6, of the Registrant's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company or its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its officers and directors, a form of which is attached as Exhibit 10.20 to its Registration Statement on Form S-1, filed on February 12, 2002. The Indemnification Agreements provide the Registrant's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant maintains directors and officers liability insurance.

Item 16. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits

        The following exhibits are filed herewith or incorporated by reference.

Exhibit Number	Exhibit Description
4.1	Indenture, dated as of July 15, 2003, between JetBlue Airways Corporation and Wilmington Trust Company, as Trustee, relating to the 3 1/2% Convertible Notes due 2033 issued by JetBlue Airways Corporation.(1)
4.2	Registration Rights Agreement, dated as of July 15, 2003, among JetBlue Airways Corporation and Morgan Stanley & Co., Incorporated, Raymond James & Associates, Inc. and Blaylock & Partners, L.P.(1)
4.3	Form of 3 1/2% Convertible Note due 2033 (included in Exhibit 4.1).
4.4	Specimen Stock Certificate.(2)
4.5	Amended and Restated Registration Rights Agreement, dated as of August 10, 2000, by and among JetBlue Airways Corporation and the Stockholders named therein.(2)
4.6
Amendment No. 1, dated as of July 2, 2003, to Amended and Restated Registrations Rights Agreement, dated as of August 10, 2000, by and among JetBlue Airways Corporation and the Stockholders named therein.(3)
4.7	Stockholder Rights Agreement.(4)
4.8	Summary of Stockholder Rights Agreement.(2)
5.1	Opinion of Nixon Peabody LLP.(5)
12.1	Computation of Ratio of Earnings to Fixed Charges.(6)
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).(5)
23.2	Consent of KPMG LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Powers of Attorney (included on the signature page).
25.1	Statement of Eligibility of Wilmington Trust Company on Form T-1.(5)

(1)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on July 28, 2003.

(2)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form S-1, filed on February 12, 2002, as amended March 19, 2002, April 1, 2002 and April 10, 2002, File No. 333-82576.

(3)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form S-3, filed on July 3, 2003, as amended July 10, 2003, File No. 333-106781.

(4)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, filed on February 18, 2003.

(5)
Previously filed with the SEC as an exhibit to this Registration Statement on Form S-3, filed on September 8, 2003, File No. 333-108616.

(6)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on October 27, 2003.

Item 17. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)
    That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)
    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 9, 2004.

JETBLUE AIRWAYS CORPORATION

By:	/s/ HOLLY NELSON Holly Nelson Vice President and Controller

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Owen and Holly Nelson, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3 and to file same, with all exhibits thereto and, other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ DAVID NEELEMAN* David Neeleman	Chief Executive Officer and Director (Principal Executive Officer)	January 9, 2004

/s/ JOHN OWEN* John Owen	Chief Financial Officer (Principal Financial Officer)	January 9, 2004
/s/ HOLLY NELSON Holly Nelson	Vice President and Controller (Principal Accounting Officer)	January 9, 2004
/s/ DAVID BARGER* David Barger	Director	January 9, 2004
/s/ DAVID CHECKETTS* David Checketts	Director	January 9, 2004

/s/ KIM CLARK* Kim Clark	Director	January 9, 2004
/s/ JOY COVEY* Joy Covey	Director	January 9, 2004
/s/ MICHAEL LAZARUS* Michael Lazarus	Director	January 9, 2004
/s/ NEAL MOSZKOWSKI* Neal Moszkowski	Director	January 9, 2004
/s/ JOEL PETERSON* Joel Peterson	Director	January 9, 2004
/s/ ANN RHOADES* Ann Rhoades	Director	January 9, 2004
/s/ FRANK SICA* Frank Sica	Director	January 9, 2004
*By:	/s/ HOLLY NELSON Holly Nelson Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Exhibit Description
4.1	Indenture, dated as of July 15, 2003, between JetBlue Airways Corporation and Wilmington Trust Company, as Trustee, relating to the 3 1/2% Convertible Notes due 2033 issued by JetBlue Airways Corporation.(1)
4.2	Registration Rights Agreement, dated as of July 15, 2003, among JetBlue Airways Corporation and Morgan Stanley & Co., Incorporated, Raymond James & Associates, Inc. and Blaylock & Partners, L.P.(1)
4.3	Form of 3 1/2% Convertible Note due 2033 (included in Exhibit 4.1).
4.4	Specimen Stock Certificate.(2)
4.5	Amended and Restated Registration Rights Agreement, dated as of August 10, 2000, by and among JetBlue Airways Corporation and the Stockholders named therein.(2)
4.6
Amendment No. 1, dated as of July 2, 2003, to Amended and Restated Registrations Rights Agreement, dated as of August 10, 2000, by and among JetBlue Airways Corporation and the Stockholders named therein.(3)
4.7	Stockholder Rights Agreement.(4)
4.8	Summary of Stockholder Rights Agreement.(2)
5.1	Opinion of Nixon Peabody LLP.(5)
12.1	Computation of Ratio of Earnings to Fixed Charges.(6)
23.1	Consent of Nixon Peabody LLP (included in Exhibit 5.1).(5)
23.2	Consent of KPMG LLP.
23.3	Consent of Ernst & Young LLP.
24.1	Powers of Attorney (included on the signature page).
25.1	Statement of Eligibility of Wilmington Trust Company on Form T-1.(5)

(1)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed on July 28, 2003.

(2)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form S-1, filed on February 12, 2002, as amended March 19, 2002, April 1, 2002 and April 10, 2002, File No. 333-82576.

(3)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Registration Statement on Form S-3, filed on July 3, 2003, as amended July 10, 2003, File No. 333-106781.

(4)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, filed on February 18, 2003.

(5)
Previously filed with the SEC as an exhibit to this Registration Statement on Form S-3, filed on September 8, 2003, File No. 333-108616.

(6)
Previously filed with the SEC as an exhibit to and incorporated herein by reference from our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, filed on October 27, 2003.

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TABLE OF CONTENTS
IMPORTANT NOTICE TO READERS
SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
JETBLUE AIRWAYS
THE OFFERING
RISK FACTORS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
U. S. FEDERAL TAX CONSIDERATIONS
SELLING SECURITY HOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
CHANGE IN INDEPENDENT ACCOUNTANTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits and Financial Statement Schedules.
  Item 17. Undertakings.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX